PRIVATE DEED FOR THE SECOND ISSUE OF SIMPLE, UNSECURED, AND NON-CONVERTIBLE DEBENTURES, IN A SINGLE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED EFFORTS, OF TIM S.A.

This “Private Deed for the Second Issue of Simple, Unsecured and Non-Convertible Debentures, in a Single Series, for Public Distribution with Restricted Efforts, of Tim S.A.” (“Deed of Issue”) is entered into by the following parties (collectively, “Parties”):

A.	TIM S.A., a corporation registered as a publicly-held company with the Securities and Exchange Commission (Comissão de Valores Mobiliários - “CVM”), headquartered at Avenida João Cabral de Mello Neto, nº 850, Bloco 01, Salas 501 a 1208, Barra da Tijuca neighborhood, City and State of Rio de Janeiro, CEP 22775-057, enrolled in the Brazilian Registry of Legal Entities of the Ministry of Finance (“CNPJ [EIN]”) 02.421.421/0001-11, with its articles of incorporation registered with the Board of Trade of the State of Rio de Janeiro (“JUCERJA”) under NIRE [Company Registration Number] 333.0032463-1, herein represented under the terms of its bylaws (“Issuer” or “Company”); and

B.	PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, a financial institution headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, nº 4200, bloco 8, ala B, salas 302, 303 e 304, enrolled in the CNPJ/ME [EIN] 17.343.682/0001-38, herein represented under the terms of its bylaws (“Fiduciary Agent”), representing the pool of Debentureholders (as defined below) (“Debentureholders” and, individually, “Debentureholder”), pursuant to Law 6404, of December 15, 1976, as amended (“Brazilian Corporation Law”).

that decide to enter into this Deed of Issue, in accordance with the following terms and conditions:

1.	AUTHORIZATION

1.1.	The 2nd (second) issue of simple, unsecured, and non-convertible debentures, in a single series, issued by the Issuer (“Issue”), for public distribution with restricted efforts, pursuant to the Brazilian Corporation Law, of Law 6385, of December 7, 1976, as amended (“Securities Market Law”), and CVM Instruction 476, of January 16, 2009, as amended (“CVM Instruction 476”), of the effective “ANBIMA Code for Public Offerings” (“ANBIMA Code”) and other applicable legal and regulatory provisions (“Offering”), the execution of this Deed of Issue and the Distribution Agreement (as defined below), will be carried out based on the resolutions of the Issuer’s Board of Directors’ Meeting held on May 20, 2021 (“Issuer’s Board of Directors' Meeting”).

2.	REQUIREMENTS

2.1.	The Issue, Offering, and execution of this Deed of Issue, of the “Agreement for Coordination and Public Distribution with Restricted Efforts of the Simple, Unsecured and Non-Convertible Second-Issue Debentures, of TIM S.A.”, entered into between the Issuer and the institution that is part of the securities distribution system hired to coordinate and intermediate the Offering (“Lead Coordinator” and “Distribution Agreement”, respectively) will be carried out in compliance with the following requirements:

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2.2.	Exemption from Registration with the CVM and Registration with the Brazilian Association of Financial and Capital Market Entities ("ANBIMA")

2.2.1.	The Offering is automatically exempt from registration with the CVM, as provided for in article

19 of the Securities Market Law, pursuant to article 6 of CVM Instruction 476, as it is a public offering for distribution with restricted efforts, not being the subject of a protocol, registration, or filing with the CVM, except for the sending to the CVM of the communication of the commencement of the Offering, pursuant to article 7-A of CVM Instruction 476 (“Commencement Notice”), and the notice of closing of the Offering, pursuant to article 8 of CVM Instruction 476 (“Closing Notice”).

2.2.2.	As it is a public distribution with restricted efforts, the Offering will be registered with ANBIMA, under the terms of articles 16, item II and 18, item V of the ANBIMA Code, within a period of up to 15 (fifteen) days from the sending of the Closing Notice.

2.3.	Project Classification

2.3.1.	The issue of the Debentures will be carried out pursuant to article 2 of Law 12431, of June 24, 2011 (“Law 12431”), of Decree 8874, of October 11, 2016 (“Decree 8874”) and the Resolution of the Brazilian Monetary Council (“CMN”) 3947, of January 27, 2011 (“CMN Resolution 3947”) or subsequent rules that amend, replace or complement them, and the applicable regulations, in view of the classification of the Project (as defined below) as a priority project, through Ordinance 2447, issued by the Ministry of Communications, on April 22, 2021, published in the Brazilian Federal Official Gazette on April 23, 2021, whose copy is attached to this Deed of Issue as Annex I (“Ordinance”).

2.4.	Filing and Publication of the Issuer’s RCA.

2.4.1.	The Issuer’s Board of Directors' Meeting will be filed with JUCERJA and published in the Official Gazette of the State of Rio de Janeiro (“DOERJ”) and in the newspaper “Valor Econômico” (together with DOERJ, “Publication Newspapers”), pursuant to item I of article 62 and article 289 of the Brazilian Corporation Law. The Issuer shall file with JUCERJA the Issuer’s Board of Directors' Meeting and other corporate acts carried out under the terms of the Debentures, within a period of up to three (3) Business Days (as defined below) counted from the respective occurrence, and the registration must be made within thirty (30) days from its occurrence.

2.4.2.	The Issuer shall send to the Fiduciary Agent: (i) one (1) soft copy (PDF), with the due digital seal of JUCERJA of the Issuer’s Board of Directors' Meeting duly registered with JUCERJA within a period of up to three (3) Business Days from the approval of the respective registration.

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2.5.	Filing and Registration of this Deed of Issue and any amendments with JUCERJA.

2.5.1.	Pursuant to article 62, item II and paragraph 3 of the Brazilian Corporation Law, this Deed of Issue and any amendments thereto will be registered with JUCERJA. The Issuer shall file this Deed of Issue and any amendments thereto within a period of up to three (3) Business Days from the respective signature date, and it must (i) be registered within thirty (30) days from the respective signature date; and (ii) a soft copy (PDF) of this Deed of Issue and any amendments thereto, containing the digital registration seal with JUCERJA, to be sent to the Fiduciary Agent within three (3) Business Days after its effective filing.

2.5.2.	As long as the measures restricting the normal operation of JUCERJA continue exclusively due to the COVID-19 pandemic, this Deed of Issue and any amendments thereto must be filed within a period of up to thirty (30) days from the regular re-establishment of JUCERJA’s activities, in compliance with the provisions of article 6, item II, of Law 14030 or any other rule or measure that may replace it.

2.6.	Distribution, Trading and Electronic Custody.

2.6.1.	The Debentures will be deposited for (i) distribution in the primary market through the MDA - Asset Distribution Module (“MDA”), managed and operated by B3 S.A. – Brasil, Bolsa, Balcão - Balcão B3 (“B3”), and the distribution will be financially settled through B3; and (ii) electronic trading and custody in the secondary market through CETIP21 - Marketable Securities, also managed and operated by B3, with the trades being financially settled and the Debentures electronically held in custody in B3.

2.6.2.	Notwithstanding what is described in Clause 2.6.1 above, the Debentures may only be traded, as provided for in articles 13 and 15 of CVM Instruction 476, between Qualified Investors (as defined below) (unless the Company obtains the registration referred to in article 21 of the Securities Market Law) on the regulated securities markets after ninety (90) days from the date of each subscription or acquisition by the Professional Investor (as defined below), except, if any, the batch of Debentures subject to a firm guarantee exercised by the Lead Coordinator, which may be traded regardless of the term set forth herein, however, (i) the acquirer of the Debentures subscribed by the Lead Coordinator, in the subsequent trading, must comply with the restriction on trading of ninety (90) days mentioned above, counted from the date of the exercise of the firm guarantee and the other applicable legal and regulatory provisions, and (ii) the Lead Coordinator must comply with the limits and conditions provided for in articles 2 and 3 of CVM Instruction 476 and other applicable legal and regulatory provisions, and the Issuer must also comply with the obligations set forth in article 17 of CVM Instruction 476.

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3.	CORPORATE PURPOSE OF THE ISSUER

3.1.	The Company is engaged in: (i) Implement, expand, operate and provide any type of electronic communications services and their respective contents, in accordance with applicable legislation; (ii) Build, manage, deploy, execute, operate, provide maintenance services, or sell infrastructure for its own and/or third-party use; (iii) Sell goods and/or products, provide services, develop activities and practice any acts and/or legal transactions related, directly or indirectly, or that are complementary, associated, or linked to the services and activities provided for within the scope of the corporate purpose of the Company; and

(iv) Hold interests in the capital of other business or non-business companies. Without prejudice to the development of new services or activities, the Company may, among other activities: (a) Trade, rent, lend for use, provide installation and/or maintenance services for the goods and/or products necessary or useful for the provision of services included in its corporate purpose, such as telephone sets, electronics, computers, and related technology, their accessories and spare parts; (b) Promote and carry out the import and export of goods and services necessary or useful for the execution of activities included in its purpose; (c) Provide administrative, consulting, advisory, and planning services; (d) Provide services and/or develop activities related to the internet of things, artificial intelligence and the like; (e) Provide services in the areas of information technology and the internet, such as licensing services or assignment of the right to use computer programs, technical support services in information technology, including installation, configuration, development, and maintenance of programs, computer systems and databases, and data processing services; (f) Provide information security, monitoring and georeferencing services;

(g) Provide marketing and support services to own or third-party marketing and advertising campaigns, including the activities of preparing and sending offers, advertising, and publicity materials to customers, through any physical or virtual means; (h) Provide mercantile representation and insurance representation services; (i) Provide services to financial institutions, including correspondent banking, in accordance with legislation, including, but not limited to: (1) receiving and forwarding proposals for opening demand, term, and savings accounts held by the contracting institution; (2) receiving and forwarding proposals for credit and leasing operations granted by the contracting institution, as well as other services provided to monitor the operation; and (3) receiving and forwarding proposals for the supply of credit cards under the responsibility of the contracting institution; (j) Buy, sell, or provide, through any means of electronic communication, digital goods and products, such as electronic books, audiobooks, newspapers, journals, and the like; (k) Carry out registration information management and collection activities; and (l) Carry out other activities similar or correlated to those described in the previous items.

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4.	ALLOCATION OF FUNDS

4.1.	Pursuant to article 2, paragraph 1, of Law 12431, as well as Decree 8874, and CMN Resolution 3947, the funds obtained by the Issuer through the full payment of the Debentures will be used exclusively to finance the implementation, expansion, maintenance, recovery, adaptation and/or modernization of the transportation network, fixed and mobile access network, data center, machine-to-machine communication network, 5G or higher network and infrastructure for telecommunication network virtualization, improving the quality and availability of the services offered (“Project”), pursuant to the following table:

Project
Purpose

Implement, expand, maintain, recover, adapt and/or modernize transportation network, fixed and mobile access network, data center, machine-to-machine communication network, 5G or higher network, and infrastructure for telecommunication network virtualization, improving the quality and availability of the services offered.

Start-up date	01/01/2020
Project Construction Completion Date	12/31/2023
Current Project Phase	in progress
Volume of financial resources needed to carry out the Project	R$ 9,588,678,443.28
Amount of Debentures that will be allocated to the Project	R$ 1,600,000,000.00
Allocation of funds to be raised through Debentures	R$ 1,600,000,000.00
Percentage of the financial resources needed for the Project from the Debentures	Approximately 16.7%

4.2.         The Issuer shall send to the Fiduciary Agent a statement on letterhead and signed by a legal representative, attesting the evidence of the effective destination of the funds of this Issue, and such statement must be sent on April 30th each year, until the evidence of the effective destination of all the resources or until the Due Date, whichever occurs first, and the Fiduciary Agent may request to the Issuer all eventual clarifications and additional documents that may be necessary.

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5.	OFFER'S CHARACTERISTICS

5.1.	Placement and Distribution Procedure.

5.1.1.	The Debentures will be subject to a public offering for distribution with restricted efforts, pursuant to the Securities Market Law, CVM Instruction 476, and other applicable legal and regulatory provisions, and pursuant to the Distribution Agreement, with the intermediation of the Lead Coordinator, under the regime of firm placement guarantee for all the Debentures, targeting exclusively Professional Investors.

5.1.2.	The Lead Coordinator may access up to a maximum of 75 (seventy-five) Professional Investors, being possible the subscription or acquisition of the Debentures by a maximum of 50 (fifty) Professional Investors, pursuant to article 3 of CVM Instruction 476.

5.1.3.	Investment funds and managed securities portfolios whose investment decisions are taken by the same manager will be considered as a single investor for the purposes of the limits provided for in Clause 5.1.2 above, as provided for in article 3, paragraph 1, of CVM Instruction 476.

5.1.4.	Pursuant to CVM Resolution 30, of May 11, 2021, as amended (“CVM Resolution 30”) and for the purposes of the Offering, the following will be considered:

(a)	“Professional Investors”: (i) financial institutions and other institutions authorized to operate by the Central Bank of Brazil; (ii) insurance companies and capitalization companies; (iii) open and closed supplementary pension entities; (iv) individuals or legal entities that have financial investments in an amount greater than R$ 10,000,000.00 (ten million reais) and that, in addition, certify in writing their status as a professional investor by means of their own term, in accordance with Annex A of CVM Resolution 30; (v) investment funds; (vi) investment clubs, provided that their portfolio is managed by a securities portfolio manager authorized by the CVM; (vii) autonomous investment agents, portfolio managers, analysts, and marketable securities consultants authorized by the CVM, in relation to their own resources; and (viii) non-resident investors; and

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(b)	“Qualified Investors”: (i) Professional Investors; (ii) individuals or legal entities that have financial investments in an amount greater than R$ 1,000,000.00 (one million reais) and that, in addition, certify in writing their status of a qualified investor by means of their own term, in accordance with Annex B of CVM Resolution 30; (iii) individuals who have passed technical qualification exams or hold certifications approved by the CVM as requirements for the registration of autonomous investment agents, portfolio managers, analysts, and marketable securities consultants, in relation to their own resources; and (iv) investment clubs, provided that their portfolio is managed by one or more shareholders, who are qualified investors.

5.1.4.1. The specific social security systems established by the Federal Government, States, Federal District, or Municipalities are considered Professional Investors or Qualified Investors only if recognized as such according to specific regulations of the Special Social Security and Labor Department of the Ministry of Finance.

5.1.5.	Partial Distribution. Partial distribution will not be accepted.

5.2.	Settlement Bank and Bookkeeping Agent. The institution providing the Debentures settlement agent services will be Banco Bradesco S.A., a financial institution headquartered in the City of Osasco, São Paulo, in the administrative center “Cidade de Deus”, s/n, Vila Yara, enrolled in the CNPJ [EIN] 60.746.948/0001-12 (“Settlement Bank”, whose definition includes any other institution that will succeed the Settlement Bank in the provision of services related to the Debentures and “Bookkeeping Agent”, whose definition includes any other institution that may succeed the Bookkeeping Agent in the provision of services related to the Debentures, respectively).

5.3.	Term and Form of Subscription and Payment and Price of Payment. The Debentures will be subscribed and paid-up through the MDA, and the distribution will be financially settled through B3 by a maximum of 50 (fifty) Professional Investors, in cash, in national currency, at the time of subscription, at the Unit Nominal Value. For the purposes of this Deed of Issue, the “First Payment Date” will be considered the date of the first subscription and payment of the Debentures. If the Debentures are paid in on more than one date, the subscription price for the respective Debentures that were paid in after the First Payment Date will be the Unit Nominal Value plus the respective Compensatory Interest (as defined below) and the Monetary Adjustment of the Debentures (as defined below), calculated pro rata temporis from the First Payment Date of the respective Debentures to the date of their effective payment (“Payment Price”).

6.	CHARACTERISTICS OF THE ISSUE AND DEBENTURES

6.1.	Issue Number. This Issue contemplates the 2nd (second) issue of debentures of the Issuer, which will be subject to public distribution with restricted efforts, pursuant to CVM Instruction 476.

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6.2.	Series. The Issue will be carried out in a single series.

6.3.	Issue amount. The total amount of the Issue will be R$ 1,600,000,000.00 (one billion, six hundred million reais), on the Issue Date (as defined below) (“Total Issue Amount”).

6.4.	Quantity. One million, six hundred thousand (1,600,000) Debentures will be issued.

6.5.	Unit nominal value. The Debentures will have a unit nominal value of R$ 1,000.00 (one thousand reais), on the Issue Date (“Unit Nominal Value”).

6.6.	Type and form. The Debentures will be issued in registered, book-entry form, without the issue of certificates.

6.7.	Proof of Debenture Ownership. For all legal purposes, ownership of the Debentures will be evidenced by the statement issued by the Bookkeeping Agent, and, additionally, with regard to the Debentures that are electronically held in custody in B3, it will be evidenced by the statement issued by B3 on behalf of the Debentureholders.

6.8.	Convertibility and Exchangeability. The Debentures will be simple, not convertible into shares issued by the Issuer nor exchangeable into shares of another company.

6.9.	Type. The Debentures will be unsecured, pursuant to article 58 of the Brazilian Corporation Law.

6.10.	Issue date. For all legal purposes, the issue date of the Debentures will be June 15, 2021 (“Issue Date”).

6.11.	Term and Maturity Date. Except in cases of Mandatory Early Redemption (as defined below), Early Redemption Offering (as defined below), Optional Acquisition (as defined below) with the total cancellation of the debentures and/or early maturity of the obligations under the Debentures, the Debentures will have a maturity of 7 (seven) years from the Issue Date, therefore expiring on June 15, 2028 (“Due Date”), pursuant to this Deed of Issue and applicable legislation and regulations and Law 12431 and CMN regulations.

6.12.	ESG (Environmental, Social and Corporate Governance) Principles. As described and exemplified in greater detail in Annex III to this Deed of Issue, the Debentures will have an ESG component that will allow their classification as sustainability-linked, in accordance with the principles established by the International Capital Markets Association (“ICMA”).

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6.13.	Inflation adjustment. The Debentures will have their Unit Nominal Value or the balance of the Unit Par Value, as the case may be, adjusted for inflation (“Inflation Adjustment of Debentures”) from the First Date of Payment of the Debentures until the full settlement of the Debentures, based on the variation of the Brazilian Extended Consumer Price Index calculated and disclosed by the Brazilian Institute of Geography and Statistics - IBGE (“IPCA”), calculated on a pro rata temporis basis per Business Day, based on 252 (two hundred and fifty-two) Business Days, and the result of the Inflation Adjustment of Debentures will be automatically incorporated into the Unit Nominal Value or balance of the Unit Nominal Value, as the case may be, of the Debentures (“Adjusted Nominal Value”), according to the following formula:

VNa = VNe × C

Where:

VNa = Adjusted Nominal Value of the Debentures, calculated to 8 (eight) decimal places, without rounding;

VNe = Unit Nominal Value or the balance of the Unit Nominal Value of the Debentures, as the case may be, informed/calculated to 8 (eight) decimal places, without rounding; and

C = cumulative factor of monthly IPCA variations, calculated to 8 (eight) decimal places, without rounding, calculated as follows:

Where:

n = total number of indexes considered in the Monetary Adjustment of the Debentures; where “n” is an integer number;

NIK = value of the IPCA index number for the month prior to the adjustment month, if the adjustment is on an earlier date or on the Anniversary Date (as defined below). After the Anniversary Date, value of the adjustment month’s index number; NIK-1 = value of the IPCA index number of the month prior to month “k”;

dup = number of Business Days between the First Date of Payment of the Debentures or the immediately preceding Anniversary Date (inclusive), as the case may be, and the calculation date (exclusive), limited to the total number of Business Days of validity of the price index; where “dup” is an integer number; and

dut = number of Business Days contained between the last Anniversary Date and the next Anniversary Date; where “dut” is an integer number.

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Whereas:

(i)	the application of the IPCA will occur in the shortest period allowed by the legislation in force, without the need for adjustment to the Deed of Issue or any other formality;
(ii)	the IPCA must be used considering the same number of decimal places disclosed by the body responsible for its calculation;
(iii)	the 15th (fifteenth) day of each month is considered to be the anniversary date (“Anniversary Date”);
(iv)	the monthly period between two (2) consecutive Anniversary Dates is considered as the adjustment month;
(v)	the factors resulting from the expression: are considered to 8 (eight) decimal places, without rounding;
(vi)	the result is run starting from the most recent factor, then adding the most remote ones. Intermediate results are calculated to 16 (sixteen) decimal places, without rounding;
(vii)	if, up to the Anniversary Date, the NIk has not been disclosed, a projected index number, calculated based on the last available projection, released by ANBIMA (“Projected Index Number” and “Projection”, respectively) of the IPCA percentage variation, shall be used instead of the NIk in the calculation of factor “C”, according to the following formula:

Where:

NIkp = Projected Index Number of the IPCA for the adjustment month, calculated to 2 (two) decimal places, rounded off; and

Projection = Percentage variation projected by ANBIMA for the adjustment month.

(viii)	the Projected Index Number will be used, provisionally, while the index number corresponding to the adjustment month has not been disclosed. However, there is no compensation due between the Issuer and the Debentureholders upon the posterior disclosure of the IPCA that would be applicable; and
(ix)	the IPCA index number, as well as the projections of its variation, must be used considering the same number of decimal places disclosed by the body responsible for its calculation/assessment.

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6.14.	IPCA unavailability. In the absence of calculation and/or disclosure of the IPCA for a period exceeding 10 (ten) Business Days from the expected date for calculation and/or disclosure (“IPCA Unavailability Period”) or, even, in the event of extinction or inapplicability by a legal provision or court order of the IPCA, its legal substitute will be used. If it is not possible to use the above alternative, the Fiduciary agent must call, within three (3) Business Days counting from the last day of the IPCA Unavailability Period, of the extinction or inapplicability by a legal provision or court order, a General Meeting of Debentureholders (as defined below) in the form and within the terms stipulated in article 124 of the Brazilian Corporation Law and in Clause 10 of this Deed of Issue. This General Meeting of Debentureholders must be held to define, in agreement with the Issuer, in compliance with the applicable regulations, the new parameter to be applied, which must comply with the applicable regulations (including, but not limited to, the requirements set forth in paragraph 1 of article 2 of Law 12431) and should reflect parameters used in similar operations existing at the time (“IPCA Unavailability” and “IPCA Substitute Rate”, respectively). The respective General Meeting of Debentureholders will be held in the manner and within the terms stipulated in article 124 of the Brazilian Corporation Law and in Clause 10 of this Deed of Issue. Until the resolution of this parameter, the last available IPCA Projection officially disclosed will be used to calculate (i) the “C” factor of the Monetary Adjustment of the Debentures and (ii) any pecuniary obligations related to the Debentures provided for in this Deed of Issue. There is no compensation due between the Issuer and the Debentureholders upon deliberation of the new parameter for the Monetary Adjustment of the Debentures. If the IPCA or its legal substitutes, as the case may be, are disclosed before the said General Meeting of Debentureholders, except in the event of its inapplicability by a legal provision or court order, said General Meeting of Debentureholders will no longer be held, and the respective index, from the date of its validity, will be used again for the calculation of the Monetary Adjustment of the Debentures.

6.14.1.     If the IPCA is not available when calculating the Monetary Adjustment of the Debentures, the variation corresponding to the last available IPCA Projection officially disclosed until the calculation date will be used, in its replacement, without any financial compensation, fines, or penalties between the Issuer and the holders of the Debentures, upon the subsequent disclosure of the IPCA that becomes available.

6.14.2.    If there is no agreement on the IPCA Substitute Rate between the Issuer and the Debentureholders, due to the absence of a quorum as established in Clause 10 below, at the General Meeting of Debentureholders referred to in Clause 6.14 above, or if the quorum for the aforementioned General Meeting of Debentureholders is not reached, (i) if permitted under the terms of CMN Resolution 4751, of September 26, 2019, as amended (“CMN Resolution 4751”), of Law 12431 and applicable legislation and regulations, all the Debentures must be redeemed within a period of at least thirty (30) days and, at most, 45 (forty-five) days from the date of the respective General Meeting of Debentureholders convened for this purpose or from the date it should have taken place, or on the Due Date of the Debentures, whichever occurs first, subject to the provisions of Clause 6.30 below and the definition of the Redemption Discount Rate at said General Meeting of Debentureholders (as applicable) (ii) the last available IPCA Projection officially disclosed will be used to calculate the “C” factor of the Monetary Adjustment of the Debentures, if, at the time of the aforementioned General Meeting of Debentureholders or the date it should have taken place, the redemption of the Debentures is not allowed, pursuant to CMN Resolution 4751, Law 12431 and applicable legislation and regulations.

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6.14.3.    In any case provided for in Clause 6.14.2 above, when permitted by CMN Resolution 4751, Law 12431, and applicable legislation and regulations, the Issuer shall carry out the Mandatory Early Redemption of the Debentures, pursuant to Clause 6.30 below.

6.15.	Remuneration interest. Compensatory Interest (Monetary Adjustment and Compensatory Interest, together, “Compensation”), base 252 (two hundred and fifty-two) Business Days, calculated exponentially and cumulatively pro rata temporis, will apply to the Adjusted Nominal Value of the Debentures per Business Day elapsed, from the First Date of Payment of the Debentures or the immediately preceding Compensatory Interest payment date, as the case may be, until the effective payment date.

6.15.1.    The compensatory interest, levied on the Adjusted Nominal Value of the Debentures, in compliance with the criteria established in clause 6.15.4 below, will correspond to a surcharge of 4.1682% per annum, based on 252 (two hundred and fifty-two) Business Days (“Compensatory Interest”).

6.15.2.    The “Debentures Capitalization Period” is defined as the time interval that begins on the First Date of Payment of the Debentures (inclusive), in the case of the first Capitalization Period of the Debentures, or on the payment date of the Compensatory Interest (inclusive), as applicable, immediately preceding, in the case of the other Capitalization Periods of the Debentures, and ends on the payment date of the Compensatory Interest (exclusive), as applicable, corresponding to the period in question. Each Debenture Capitalization Period succeeds the previous one without interruption until the Due Date.

6.15.3.      The payment of the Compensation, as applicable, will be made by the Issuer to the Debentureholders, in accordance with the rules and procedures of B3, considering that the Debentures are electronically held in custody in B3 at the time of payment.

6.15.4.           Reduction of Compensatory Interest. The Compensatory Interest will be automatically reduced, without the need to amend this Deed of Issue, in the following events (“Reduction of Compensatory Interest”):

(i)  If the Company (a) complies with the 4G Presence Goal (as defined in Annex III) on the Verification Date (as defined in Annex III) and (b) proves fulfillment of the goal to the Fiduciary agent and Debentureholders, through the submission of its Annual ESG Report (as defined in Annex III) by June 5, 2024 (“Step-Down by Evidence of Fulfillment of the 4G Presence Goal”), there will be a reduction in Compensatory Interest by 0.125%, i.e. Compensatory Interest changing to 4.0432% per annum, based on 252 (two hundred and fifty-two) Business Days, calculated exponentially and cumulatively pro rata temporis per Business Days elapsed, from the beginning of the immediately subsequent Capitalization Period, i.e. from June 15, 2024 (inclusive). This Reduction of Compensatory Interest will be applied automatically, without the need to amend this Deed of Issue, and the Fiduciary agent must notify B3 within three (3) Business Days from the receipt of the Annual ESG Report and no later than 11 June 2024. Compensatory Interest incurred up to June 15, 2024 (exclusive) based on the surcharge previously in effect must be paid on June 15, 2024; and

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(ii)  If the Company (a) complies with the Eco-efficiency Goal (as defined in Annex III) on the Verification Date (as defined in Annex III), and (b) proves fulfillment of the goal to the Fiduciary agent and Debentureholders, through the submission of its Annual ESG Report (as defined in Annex III) by June 5, 2026 (“Step-Down by Evidence of Fulfillment of the Eco-efficiency Goal”), there will be a reduction in the Compensatory Interest then in effect by 0.125% per annum, i.e. (a) changing the Compensatory Interest to 3.9182% per annum, based on two hundred and fifty-two (252) Business Days, calculated exponentially and cumulatively pro rata temporis per Business Days elapsed, if the Step-Down by Evidence of Fulfillment of the 4G Presence Goal has occurred or (b) changing the Compensatory Interest to 4.0432% per annum, based on 252 (two hundred and fifty-two) Business Days, calculated exponentially and cumulatively pro rata temporis per Business Days elapsed, if the Step-Down by Evidence of Fulfillment of the 4G Presence Goal has not occurred; from the beginning of the immediately subsequent Capitalization Period, i.e. from June 15, 2026 (inclusive). This Reduction in Compensatory Interest will be applied automatically, without the need to amend this Deed of Issue, and the Fiduciary agent must notify B3 within three (3) Business Days from the receipt of the Annual ESG Report indicated above and, no later than June 10, 2026. Compensatory Interest incurred up to June 15, 2026 (exclusive) based on the surcharge previously in effect must be paid on June 15, 2026.

6.15.4.1. Without prejudice to the provisions of Clause 6.15.4 above, the Issuer shall comply with the terms and conditions indicated in Annex III of this Deed of Issue to be entitled to the Reduction of Compensatory Interest. Reductions may be applied cumulatively or alternately, subject to fulfillment of applicable goals. In any case, the maximum reduction in Compensatory Interest will be 0.25% (twenty-five hundredths percent).

6.15.4.2	Furthermore, for clarification purposes: (i) if none of the events indicated in Clause

6.15.4 above is verified or (ii) if the information is not provided to the Fiduciary agent within the agreed period, no Reduction of Compensatory Interest will be applied.

6.15.4.3      The Issuer shall prepare a notice to the Debentureholders, with a copy to the Fiduciary agent available on the Issuer’s investor relations website, on the Reduction of Compensatory Interest valid for the subsequent Capitalization Period, regardless of any additional formality or amendment to this Deed of Issue, within the periods provided for in this Clause.

6.15.4.4        The Parties hereby agree that the Fiduciary agent will be limited to monitoring the fulfillment of the 4G Presence Goal and the Eco-Efficiency Goal (as described in Annex III) through the information provided in the Annual ESG Report, as verified by an External Verifier (as defined in Annex III). The Fiduciary agent shall not be responsible for verifying the sufficiency, validity, quality, veracity, or completeness of the technical and financial information contained in the Annual ESG Report, or in any other document sent to them in order to complement, clarify, rectify or ratify information from the aforementioned Annual ESG Report.

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6.15.4.5        Within up to three (3) Business Days from the receipt of the Annual ESG Report, the Fiduciary agent shall notify the Bookkeeping Agent, the Settlement Bank, and B3, with a copy to the Issuer, about the Reduction of Compensatory Interest, regardless of any additional formality or amendment to this Deed of Issue.

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6.15.5.	Compensation will be calculated according to the following formula:

J = VNa x (Spread factor – 1)

where:

J =       unit value of the Compensatory Interest of the Debentures due at the end of the Capitalization Period of the Debentures (as defined below), calculated to 8 (eight) decimal places, without rounding.

VNa = Adjusted Nominal Value of the Debentures, calculated to 8 (eight) decimal places, without rounding;

Spread factor = Fixed Spread Factor calculated to 9 (nine) decimal places, with rounding, calculated as follows:

where:

Spread = 4.1682 (except for the Reduction of Compensatory Interest rules under the terms of Clause 6.15.1.2. above).

n = number of Business Days between the First Payment Date (or the respective immediately preceding Compensatory Interest Payment Date, as the case may be), and the calculation date; where “n” is an integer number

6.16.	Payment of Compensatory Interest. Without prejudice to payments as a result of Mandatory Early Redemption, Early Redemption Offering, Optional Acquisition, and/or early maturity of the obligations under the Debentures, pursuant to this Deed of Issue, the payment of Compensatory Interest will be made every six months, as of the Issue Date, with the first payment due on December 15, 2021, and the other payments always due on the 15th (fifteenth) day of the months of June and December each year, until the Due Date (each date, a “Compensatory Interest Payment Date”).

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6.17.	Amortization of the Unit Nominal Value. Without prejudice to payments as a result of Mandatory Early Redemption, Early Redemption Offering, Optional Acquisition, and/or early maturity of the obligations under the Debentures, under the terms set forth in this Deed of Issue, the Unit Nominal Value of the Debentures will be amortized in annual and successive installments plus their respective and proportional Monetary Adjustment, from the 5th (fifth) year, always on the 15th day of June, with the first amortization due on June 15, 2026, and the last amortization due on the Due Date of the Debentures, as shown in the table below:

INSTALLMENT	AMORTIZATION DATE	PERCENTAGE OF AMORTIZATION OF THE UNIT NOMINAL VALUE AMORTIZED
1.	June 15, 2026	33.3333%
2.	June 15, 2027	33.3333%
3.	Maturity	33.3334%

6.18.	Late-payment charges. Without prejudice to the provisions of Clause 7 below, in the event of failure to pay any amount due by the Issuer to the Debentureholders under the terms of this Deed of Issue, in addition to the payment of Compensatory Interest, which will continue to be calculated pro rata temporis, from the date of default to the date of effective payment, on any and all amounts in arrears, the following will apply, regardless of notice, notification or judicial or extrajudicial interpellation, (i) late-payment interest of 0.5% (five-tenths percent) per month or fraction of a month, calculated pro rata temporis from the date of default to the date of actual payment; and (ii) late-payment and non-compensatory fine of 1% (one percent), subject to the respective cross-default deadlines, until the date of effective payment (“Late-Payment Charges”).

6.19.	Place of payment. The payments to which the Debentures are entitled will be made by the Issuer on the day of their respective maturity, through B3, as the Debentures are electronically held in custody in B3, and in compliance with its procedures, or through the Debenture Bookkeeping Agent for holders of Debentures that are not electronically held in custody in B3.

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6.20.	Extension of Terms. The terms referring to the payment of any obligation until the 1st (first) subsequent Business Day will be considered extended, if the due date coincides with a day on which there is no banking service at the place of payment of the Debentures, except for cases in which payments must be carried out through B3, in which case there will only be an extension when the payment date coincides with a declared national holiday, Saturday or Sunday or any day when B3 is not open.

6.21.	Except as otherwise expressly provided for in this Deed of Issue, “Business Day(s)” means (i) with respect to any obligation performed through B3, including for calculation purposes, (i.1) any day other than a Saturday, Sunday or a declared national holiday; and (ii) with respect to any obligation that is not performed through B3, any day on which commercial banks are open in the City of Rio de Janeiro, State of Rio de Janeiro or in the City of São Paulo, State of São Paulo.

6.22.	Right to Receive Payments. Those who are Debentureholders at the close of the Business Day immediately prior to the respective payment date will be entitled to receive any amount due to Debentureholders under the terms of this Deed of Issue.

6.23.	Advertising. All acts and decisions relating exclusively to the Issue and/or the Debentures that, in any way, may involve, directly or indirectly, the interests of the Debentureholders, must be published in the form of a “Notice to Debentureholders” in the following newspapers of major circulation: (i) DOERJ; and (ii) newspaper “Valor Econômico” (“Disclosure Newspapers”), pursuant to article 62, item I, of the Brazilian Corporation Law, used by the Issuer to carry out the publications ordered by the Brazilian Corporation Law, and if the Issuer changes its Disclosure Newspaper after the Issue Date, it must send a notification to the Fiduciary agent informing the new vehicle.

6.24.	Tax Treatment of Debentures

6.24.1.	The Debentures are entitled to the tax treatment provided for in article 2 of Law 12431.

6.24.2.	If any Debentureholder has tax treatment different from that provided for in Law 12431, they must forward to the Settlement Bank, at least 10 (ten) Business Days before the date scheduled for receipt of amounts related to the Debentures, documentation proving such tax immunity or exemption, which will be evaluated by the Settlement Bank and may or may not be deemed appropriate by the Settlement Bank, under penalty of having the amounts due under the terms of the tax legislation in force deducted from the income, as if it were not immune or entitled to tax exemption. The Debentureholder that has presented documentation proving its tax immunity or exemption status must communicate this fact, in detail and in writing, to the Settlement Bank, as well as provide any additional information in relation to the subject that is requested by the Settlement Bank or by the Issuer.

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6.24.3.           Additionally, pursuant to paragraph 8, article 1 of Law 12431, if the Issuer does not use the funds raised through the Debentures as provided for in Clause

4.1 of this Deed of Issue, it will be responsible for the fine to be paid under the terms of said Law, equivalent to 20% (twenty percent) of the value of the resources not allocated to the Project.

6.24.4.           Without prejudice to the fine mentioned in Clause 6.24.3 above, under the terms of Law 12,431, the income generated by the Debentures is subject to the reduced rate of income tax even if there is a hypothesis of non-allocation of the funds raised in the Offering as provided for in Clause 4.1 of this Deed of Issue.

6.24.5.           Without prejudice to the provisions above, if, at any time during the term of this Issuance and until the Due Date, the loss of the tax benefit provided for in Law 12431 occurs and/or a law is enacted determining the levy of withholding income tax on the Compensatory Interest due to the Debentureholders at rates higher than those in force on the this date, the Issuer shall (i) as long as permitted under the terms of CMN Resolution 4751, of Law 12431 and the applicable legislation and regulation, regardless of any procedure or approval, perform the Mandatory Early Redemption of all of the Debentures, under the terms of Clause 6.30 below, and (ii) in the event the early redemption of all of the Debentures is not permitted or until the Mandatory Early Redemption of all of the Debentures is completed, it shall add to the payments of the Compensatory Interest of the Debentures additional amounts sufficient for the Debentureholders to receive such payments as if the withholding income tax were levied at the rates in force on the date of execution of this Deed of Issue (gross up), and the payment of such accrual shall be made outside the B3 environment, and it must perform the Mandatory Early Redemption of all of the Debentures as soon as permitted under CMN Resolution 4751, Law 12431 and applicable laws and regulations, regardless of any procedure or approval.

6.25.	Risk rating

6.25.1.           No risk rating agency will be hired within the scope of the Offering to assign a rating to the Debentures.

6.26.	Preference Right. There will be no preemptive right for the subscription of the Debentures by the Issuer’s current shareholders.

6.27.	Expiration of Accrual Rights. The non-attendance of the Debentureholder to receive the amount corresponding to any pecuniary obligations on the dates provided for in this Deed of Issue or in any communication made or notice published under the terms of this Deed of Issue will not entitle them to any increase in the period related to the delay in receiving, however, the rights acquired up to the date of maturity or payment are assured, in the event of late payment.

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6.28.	Scheduled Renegotiation. The Debentures of this Issue will not be subject to scheduled renegotiation.

6.29.	Total optional early redemption. The Debentures will not be subject to optional early redemption, in whole or in part.

6.30.	Mandatory Early Redemption of Debentures. The Issuer shall carry out the mandatory early redemption of all the Debentures, with partial early redemption being prohibited, in compliance with the terms of CMN Resolution 4751, Law 12431 and applicable legislation and regulations, in the event of IPCA Unavailability, pursuant to Clauses 6.14.2 and 6.14.3 above, and Clause 6.24.5 above, with the cancellation, by the Issuer, of the Debentures that have been subject to early redemption (“Mandatory Early Redemption”).

6.30.1.    The Mandatory Early Redemption will be carried out through the publication of an announcement to be widely publicized under the terms of Clause 6.23 above, or by sending a notice to the Debentureholders, as the case may be, with a copy to the Fiduciary agent, with at least thirty (30) days and, at most, 45 (forty-five) days in advance of the date planned for the Mandatory Early Redemption, which must indicate: (i) the effective date for the Mandatory Early Redemption of the Debentures and payment to the Debentureholders, which must be on a Business Day; and (ii) other information necessary to carry out the Mandatory Early Redemption.

6.30.2.    The amount to be paid by the Issuer in relation to each of the Debentures within the scope of the Mandatory Early Redemption will be equivalent to the highest amount between:

(i)	the Adjusted Nominal Value of the Debentures, plus the Compensatory Interest, calculated pro rata temporis from the First Date of Payment of the Debentures or the immediately preceding Date of Payment of the Compensatory Interest of the Debentures, as the case may be (inclusive) until the date of their effective payment (exclusively), the Late-Payment Charges and any pecuniary obligations and other accruals referring to the Debentures, if any;

(ii)	the present value of the remaining installments of amortization payment of the Adjusted Nominal Value of the Debentures and the Compensatory Interest of the Debentures, using as (i) discount rate the coupon of the Treasury IPCA+ bond with Semiannual Interest (NTN-B), with duration closest to the remaining duration of the Debentures, calculated according to the formula below, plus the Late-Payment Charges and any pecuniary obligations and other accruals referring to the Debentures, if any:

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VP = sum of the present value of the Debentures payment installments; C = as defined and calculated in Clause 6.13 above;

n = total number of payment events to be performed for the Debentures; where “n” is an integer number;

VNEk = unit value of each of the “k” amounts due of the Debentures, and the value of each installment “k” is equivalent to the payment of the Compensatory Interest of the Debentures and/or the amortization of the Adjusted Nominal Value of the Debentures;

FVPk = present value factor, calculated according to the following formula, calculated to 9 (nine) decimal places, with rounding:

𝐹𝑉𝑃𝑘 = {[(1 + 𝑇𝐸𝑆𝑂𝑈𝑅𝑂𝐼𝑃𝐶𝐴)252]}

TESOUROIPCA = Treasury IPCA+ bond coupon with Semiannual Interest (NTN-B), with duration closest to the remaining duration of the Debentures less the discount rate to be defined in agreement with the Debentureholders, provided that, if there is no agreement or if the Issuer chooses not to submit the claim to the General Meeting of Debentureholders, it will be reduced by 0.10% (“Redemption Discount Rate”); and

nk = number of Business Days between the date of the Mandatory Early Redemption of the Debentures and the scheduled due date of each installment “k” falling due.

6.30.3.    The payment of the Debentures to be redeemed in full in advance through the Mandatory Early Redemption of the Debentures will be carried out by the Issuer (i) through the procedures adopted by B3, as the case may be, for the Debentures electronically held in custody in B3; or (ii) by means of a deposit in checking accounts indicated by the Debentureholders, to be made by the Bookkeeping Agent, in the case of Debentures that are not electronically held in custody in B3.

6.30.4.    B3 must be notified by the Issuer of the Mandatory Early Redemption of the Debentures at least three (3) Business Days in advance of the effective Mandatory Early Redemption of the Debentures.

6.31.	Debenture Early Redemption Offering

6.31.1.       The Issuer may, at its sole discretion, carry out an optional offering for the early redemption of all of the Debentures, in compliance with the provisions of article 1, paragraph 1, item II, of Law 12431, the terms of Resolution CMN 4751 and the applicable legislation and regulations, which will be addressed to all Debentureholders, without distinction, ensuring equal conditions for all Debentureholders to accept or not the early redemption of the Debentures hold by them (“Early Redemption Offering”), as described in the clauses below.

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6.31.2.       The Issuer will carry out the Early Redemption Offering by publishing an advertisement to be widely publicized pursuant to Clause 6.23. above, or sending a notice to all Debentureholders, with a copy to the Fiduciary agent, which must describe the terms and conditions of the Early Redemption Offering, including: (i) the form of manifestation, to the Issuer, by the Debentureholder who accepts the Early Redemption Offering; (ii) the effective date for early redemption of the Debentures and payment to Debentureholders, which must be on a Business Day; (iii) information on the payment or not, to the Debentureholders, at the sole discretion of the Issuer, of a premium for those who adhere to the Early Redemption Offering, which cannot be negative; and (iv) other information necessary for the decision-making and operation by the Debentureholders (“Early Redemption Offering Notice”).

6.31.3.       After the publication or communication of the terms of the Early Redemption Offering, all Debentureholders who choose to adhere to said offering shall communicate directly to the Issuer, with a copy to the Fiduciary agent, within the period established in the Early Redemption Offering Notice. At the end of this period, the Issuer will have the period established in the Early Redemption Offering Notice to proceed with the settlement of the Early Redemption Offering, except in cases in which, exclusively for operational reasons, the settlement of all the Debentures subject to the Optional Early Redemption Offering must occur on different dates.

6.31.4.       The amount to be paid to Debentureholders within the scope of the Early Redemption Offering will be equivalent to the Adjusted Nominal Value of the Debentures plus the Compensatory Interest, calculated pro rata temporis, as of the First Date of Payment of the Debentures or the immediately preceding Date of Payment of the Compensatory Interest of the Debentures, as the case may be (inclusive), until the date of their effective payment (exclusive), and any premium offered by the Issuer or regulated by the CMN.

6.31.5.       Case (a) for the Debentures that are electronically held in custody in B3, the early redemption of the Debentures must take place in accordance with the operating procedures provided for by B3; or (b) for the Debentures that are not electronically held in custody in the B3 environment, the early redemption of the Debentures shall occur in accordance with the operating procedures provided for by the Bookkeeping Agent, as the case may be, by means of a deposit in checking accounts indicated by the Debentureholders to be carried out by the Settlement Bank.

6.31.6.       B3 must be notified at least three (3) Business Days in advance of the date of payment of the Early Redemption Offering, by the Issuer.

6.31.7.       The redeemed Debentures, pursuant to this Clause 6.31, shall be canceled, in the latter case following the terms of article 1, paragraph 1, item II, of Law 12431, as regulated by the CMN.

6.32.	Optional Early Amortization. The Issuer will not be allowed to carry out Optional extraordinary amortization of the Debentures.

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6.33.	Optional Acquisition. After the first 2 (two) years from the Issue Date (or shorter-term that may be authorized by applicable legislation or regulations) have elapsed, the Issuer may, at its sole discretion, acquire the Debentures, pursuant to items I and II of paragraph 1 of article 1 of Law 12431 (“Optional Acquisition”).

6.33.1.           The Issuer may acquire the Debentures, in compliance with the provisions of article 55, paragraph 3, of the Brazilian Corporation Law, for an amount equal to or less than the Adjusted Nominal Value of the Debentures. This fact must be included in the management report and in the Issuer’s financial statements, or for an amount greater than the Adjusted Nominal Value of the Debentures, provided that the provisions of CVM Instruction 620, of March 17, 2020, as amended (“CVM Instruction 620”) are followed.

6.33.2.           Subject to the provisions of Law 12431, the rules issued by the CMN and the applicable regulations, the Debentures acquired by the Issuer may, at the Issuer’s discretion: (i) be cancelled, as long as it is legally permitted; (ii) remain in treasury; or (iii) be placed on the market again. The Debentures acquired by the Issuer to be held in treasury under the terms of this Clause 6.33, if and when placed back on the market, will be entitled to the same Compensatory Interest applicable to the other Debentures, as the case may be.

6.33.3.           If the Issuer wishes to acquire the Debentures for an amount greater than the Adjusted Nominal Value of the Debentures, it must previously notify the Fiduciary agent and the Debentureholders of its acquisition intention, providing the following minimum information: (i) date intended for the acquisition (which must comply with the interval of at least 16 (sixteen) and at most 31 (thirty-one) days from the date of communication); (ii) issue and series to be acquired; (iii) amount of Debentures that it intends to acquire (minimum, fixed, or maximum amount, indicating whether the offering will remain valid if the amount indicated in the disposal statements received from the Debentureholders is lower than the intended amount and what treatment will be given if the statements indicate a number of debentures greater than the object of acquisition); (iv) settlement date and eventual conditions; (v) destination of the acquired Debentures; (vi) maximum acquisition price, detailing what refers to the Unit Nominal Value, monetary adjustment (if applicable), and acquisition premium; (vii) term of manifestation to the holders of the Debentures, which cannot be less than 15 (fifteen) days from the date of communication; and (viii) other information considered relevant by the Issuer, in compliance with the exemption contained in article 9, paragraph 12, of CVM Instruction 620.

6.33.4.           The Debentureholders who opt for the sale of their respective Debentures within the scope of the Optional Acquisition must manifest, under the terms of the notice of Optional Acquisition, to the Issuer, within 15 (fifteen) days from the sending of the notice of Optional Acquisition. At the end of this period, the Issuer will have up to 2 (two) Business Days to proceed, at its sole discretion, with the Optional Acquisition, provided that all Debentures subject to the Optional Acquisition will be canceled on the same date.

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6.33.5.           In the event that the adhesion by the Debentureholders exceeds the amount available by the Issuer for carrying out the Optional Acquisition, the Debentureholders who choose to sell their respective Debentures will have their Debentures acquired in proportion to the number of Debentures offered by them for Optional Acquisition.

6.33.6.           For Debentures held in custody in B3, in the case of Optional Acquisition, the B3 procedure will be followed for the operation and payment of the Debentures subject to such Optional Acquisition, provided that each Debentureholder that has indicated an interest in selling their debentures must have at least 1 (one) Debenture acquired by the Issuer.

7.	EARLY MATURITY

7.1.	Automatic Early Maturity. The Fiduciary agent shall consider all obligations under this Deed of Issue to have expired in advance, regardless of notice, notification, or judicial or extrajudicial interpellation, and demand the immediate payment, by the Issuer, of the Adjusted Nominal Value, plus the Compensatory Interest, calculated pro rata temporis from the First Payment Date or from the immediately preceding Date of Payment of the Compensatory Interest, as the case may be, until the date of its effective payment, in addition to the Late-Payment Charges and any other amounts eventually due by the Issuer in the event of any of the following events (each event, an “Automatic Early Maturity Event”):

a)	corporate transformation of the Company pursuant to articles 220 and 222 of the Brazilian Corporation Law;

b)	Company’s bankruptcy filing based on debt in an amount, individually or jointly, greater than R$ 100,000,000.00 (one hundred million reais); this amount is updated annually, as of the Issue Date, by the accumulated variation of the IPCA, and which has not been suspended or canceled within the legal term, adjudication of bankruptcy of the Company or request for self-bankruptcy by the Company;

c)	proposed by the Company and any creditor or creditor class of a judicial or extra-judicial recovery plan, irrespective of having been requested or judicial ratification obtained;

d)	request by the Company for judicial reorganization, regardless of the granting of the reorganization processing or its concession by the competent judge;

e)	early maturity or default of any pecuniary obligation of the Company arising from default in the obligation to pay any individual or aggregate amount greater than R$ 150,000,000.00 (one hundred and fifty million reais), this amount being updated annually, from the Date of Issue, by the accumulated IPCA variation;

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f)	distribution of dividends, payment of interest on shareholders’ equity or any other payments to its shareholders, in case the Company is undergoing an event of early maturity of the Debentures, except, however, the payment of the mandatory minimum dividend provided for in article 202 the Brazilian Corporation Law;

g)	failure by the Company to comply with any pecuniary obligations assumed in this Deed of Issue, provided that it is not remedied within 2 (two) Business Days of said payment date; and/or

h)	invalidity, nullity or unenforceability of this Deed of Issue, as declared by any final court decision that has become final.

7.1.1.	The occurrence of any Automatic Early Maturity Event above will result in the automatic early maturity of the Debentures, regardless of any judicial or extrajudicial notice or notification, and the Fiduciary agent, within one (1) Business Day from the knowledge of the occurrence of said events, must issue and send to the Issuer a notification informing the early maturity of all obligations under the Debentures and demand payment of what is due, outside the scope of B3.

7.1.2.	If the payment of all the Debentures provided for in Clause 7.1.1 above is made through B3, the Issuer shall notify B3, by means of correspondence together with the Fiduciary agent, about such payment, at least three (3) Business Days in advance of the date stipulated to be made.

7.2.	Non-Automatic Early Maturity. The Fiduciary agent shall, within 5 (five) Business Days from the date on which it becomes aware of the occurrence of any of the events listed below, call a General Meeting to resolve the non-declaration of the early maturity of the Debentures, in compliance with the provisions of Clause 10 below, including the provisions relating to the procedures of convening and quorums of the General Meeting (each event a “Non-Automatic Early Maturity Event” and, together with Automatic Early Maturity Events, “Early Maturity Events”):

a)	modification or change in the Company’s shareholding control that may result in Telecom Itália S.p.A.’s loss of its direct or indirect shareholding control;

b)	liquidation, dissolution, spin-off, merger, takeover, merger of shares or any form of corporate reorganization directly involving the Company (“Corporate Reorganization”), unless the resulting company and/or the successor company remains under the direct or indirect control of Telecom Itália S.p.A and provided that said Corporate Reorganization does not materially affect the Company’s (or its successor) to fulfill the obligations arising from the Issue;

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c)	protests of securities against the Company, which are not remedied or declared illegitimate within a period of thirty (30) days, whose amount, individually or jointly, exceeds R$ 300,000,000.00 (three hundred million reais), updated annually, as of the Issue Date, by the accumulated IPCA variation, except for the protest made by a third-party error or bad faith, provided that it is duly proven by the Company within the period established in this item;

d)	reduction of the Company’s share capital, except for the absorption of losses, under the terms of the law;

e)	failure by the Company to comply with any and all non-monetary obligations provided for in the Deed of Issue not remedied within thirty (30) days from the date of non-compliance;

f)	evidence that any of the statements made by the Company in this Deed of Issue is inconsistent or incorrect and that materially affects the Issuer’s ability to meet the obligations assumed under this Deed of Issue, not remedied within three (3) days from the date of proof;

g)	proof that any of the statements made by the Company in this Deed of Issue is false;

h)	application of the proceeds from the Issue in a destination other than that defined in Clause 4 above;

i)	expiry, annulment, termination, expropriation, revocation or cancellation of the concession, permission or authorization that allows the Company to operate or provide telecommunications services, except those that (i) are related to technologies and operating systems or (ii) whose expiry, annulment, termination, expropriation, revocation or cancellation does not materially impact the Company’s activities as currently conducted or does not have the potential to adversely affect the Company’s ability to fulfill its obligations under this Deed of Issue;

j)	change or alteration of the Company’s corporate purpose that significantly modifies the main activities currently carried out;

k)	existence of a court sentence with immediate enforceability related to environmental crimes provided for in environmental legislation, including in the Brazilian Environmental Policy, in the Resolutions of CONAMA - Brazilian Council on the Environment, as well as in other environmental laws and regulations, except in cases where (i) said non-compliance is, directly or indirectly, remedied or compensated within the period indicated by the competent authority or, in the absence of a specific period, within thirty (30) days of non-compliance and there is evidence to that effect; and/or (ii) said non-compliance is being discussed in good faith, in the administrative and/or arbitration and/or judicial levels; and/or (iii) does not cause a Material Adverse Effect. For the purposes of this Deed of Issue, a “Relevant Adverse Effect” is considered to be the occurrence of a materially adverse change in the economic, financial, reputational, and/or operational conditions, exclusively of the Issuer, which significantly and materially impacts the ability to comply with obligations assumed by the Issuer before the Debentureholders, under the terms of this Deed of Issue;

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l)	existence of a court order with immediate enforceability related to crimes provided for in the labor and social security legislation in force, in the rules related to occupational health and safety, related to slave labor and illegal work of children and adolescents, the encouragement of prostitution, or even, rights related to race and gender, as well as other labor laws and regulations;

m)	failure by the Company to maintain a Net Debt/EBITDA (“Financial Ratio”) equal to or less than 4.0 (four), calculated based on its consolidated half-yearly financial statements audited by independent auditors, including the corresponding notes. In the event of a corporate reorganization carried out pursuant to Clause 7.2. (b) above, the Financial Ratio shall be measured by taking into account the legal entity that is the successor of the transaction.

For the purposes of this Deed of Issue, the following definitions will be considered:

Net debt: It means the sum of short and long-term loans and financing, leasing/financial leasing, non-convertible fixed-income securities resulting from public or private issuance, in the local or international markets, operations with short- and long-term derivatives, less cash, and cash equivalents, financial investments, assets arising from financial instruments (derivatives) and leases receivable.

EBITDA: It means operating profit before financial income, income tax, depreciation, and amortization, referring to the last 12 (twelve) months of each calculation.

It is hereby established that all effects generated by the adoption of the IFRS 16 accounting standard will be considered for the purposes of calculating the Financial Ratio and the definitions of “Net Debt” and “EBITDA” referred to herein.

7.2.1.	In the event of any Non-Automatic Early Maturity Event, the Fiduciary agent shall call a general meeting of Debentureholders, to be held within the minimum period provided for by law. If, at the aforementioned general meeting of Debentureholders, Debentureholders representing at least 50% (fifty percent) plus one outstanding Debenture, on the first call, or the majority of Debentureholders attending, on the second call, following the minimum attendance of 25% (twenty-five percent), decide to consider the early maturity of the obligations under the Debentures, the Fiduciary agent shall declare the early maturity of the obligations under the Debentures; otherwise, or in case of non-installation, or failure to obtain a quorum to resolve, on second call of the aforementioned general meeting of Debentureholders, the Fiduciary agent shall not declare the early maturity of the obligations under the Debentures.

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7.3.	For clarification purposes, non-compliance with the 4G Presence Goal and/or the Eco-Efficiency Goal (as defined in Annex III) will not constitute an Event of Default by the Issuer.

7.4.	In the event of early maturity of the Debentures, the Issuer undertakes to pay the Adjusted Nominal Value, plus the Compensatory Interest, calculated pro rata temporis from the First Payment Date or from the immediately preceding Date of Payment of the Compensatory Interest, as the case, until the date of its effective payment and any other amounts eventually due by the Issuer under the terms of this Deed of Issue, within 5 (five) Business Days from the written communication to be sent by the Fiduciary agent to the Issuer (in the case of the automatic early maturity) or the date on which the respective General Meeting was held (when the non-automatic early maturity occurs), under the penalty of, by not doing so, being obliged to pay the Late-Payment Charges. B3 must be notified immediately after the declaration of early maturity, in compliance with the B3 Operations Manual.

7.5.	In order for the payment of all the Debentures provided for in Clause 7.4 above to be made through B3, the Issuer shall notify B3, by means of correspondence together with the Fiduciary agent, about such payment, at least three (3) Business Days in advance of the date stipulated to be made.

7.6.	The Debentures subject to the procedure described in Clause 7.4 above will be mandatorily canceled by the Issuer.

8.	ADDITIONAL OBLIGATIONS OF THE ISSUER

8.1.	The Issuer undertakes, without prejudice to the other obligations set forth in this Deed of Issue and in the other documents of the Issue:

(i)	disclose on the Company’s website (i) within three (3) months from the end of each fiscal year or (ii) on the effective disclosure date, whichever occurs first, a copy of the Company’s consolidated financial statements audited by an independent auditor (“Independent Auditors”), relating to the respective fiscal year, prepared in accordance with the accounting principles determined by the legislation and regulations in force (“Company’s Consolidated Financial Statements”) accompanied by a statement by the Company’s legal representatives, pursuant to its bylaws, that it is up to date with the fulfillment of the obligations set forth in this Deed of Issue;

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(ii)	provide the Fiduciary agent:

(a)               a copy of any and all notices to Debentureholders, within a period of up to 5 (five) Business Days from the date on which such notices are made;

(b)	within 2 (two) Business Days after its acknowledgment or receipt, as the case may be,

(i) information regarding the occurrence of any Early Maturity Event or (ii) sending a copy of any judicial or extrajudicial correspondence or notification, received by the Company related to an Early Maturity Event. Failure by the Company to comply with this duty shall not prevent the Fiduciary agent or the Debentureholders from, at their sole discretion, exercising their faculties, claims and powers provided for in this Deed of Issue, including that of declaring early maturity;

(c)                within a period of up to 10 (ten) Business Days from the date of receipt of the respective request that may be reasonably required, response to any doubts of the Fiduciary agent about any information that may be reasonably requested;

(d)               within a period of up to 2 (two) Business Days from the date of knowledge, information regarding the occurrence of any event or situation (i) that causes any material adverse effect on the situation (financial or otherwise), the business, the assets, the Company’s operating results and/or prospects; and/or (ii) that causes any adverse effect on the Company’s ability to fulfill any of its obligations under this Deed of Issue; and/or (iii) that causes the Company’s Consolidated Financial Statements to no longer reflect the Company’s actual economic and financial condition;

(e)               1 (one) original copy of the Deed of Issue and any amendments duly registered with JUCERJA, within 10 (ten) Business Days after its effective registration;

(f)                inform and send the organizational chart, financial data, and corporate acts necessary to carry out the annual report, in accordance with CVM Resolution 17, of February 9, 2021, as amended (“RCVM 17”), which may be reasonably requested by the Fiduciary agent, which must be duly forwarded by the Company within thirty (30) days before the end of the term provided for in item “XVII” of Clause 9.5 below. The aforementioned organizational chart of the Company’s corporate group shall contain, including, the controlling shareholders, the subsidiaries, the common control, the affiliates, and member of the control block, at the end of each fiscal year;

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(g)               within 5 (five) Business Days, an original copy filed with JUCERJA of the acts and meetings of the Debentureholders that make up the Issue;

(h)               within a period of up to 2 (two) Business Days after the first between the 90th (ninetieth) day counted from the end of each semester and the date of effective disclosure:

(a) a copy of the Company’s Consolidated Financial Statements and calculation log with all the necessary items that demonstrate compliance with the Financial Ratio, under penalty of the impossibility of monitoring by the Fiduciary agent, who may request the Issuer and/or the Issuer’s Independent Auditors any additional clarifications that may be necessary, and (b) a statement signed by the Issuer’s legal representative(s), pursuant to its Bylaws, attesting: (i) that the provisions contained in this Deed of Issue remain valid; (ii) compliance with the Financial Ratio; (iii) non-occurrence of any of the Early Maturity Events and non-existence of any non-compliance with the Issuer’s obligations to the Debentureholders;

(i) within 5 (five) Business Days, an original copy filed with JUCERJA of the acts and meetings of the Debentureholders that make up the Issue;

(iii)	Within 150 (one hundred and fifty) days from the end of each fiscal year, publish the Annual ESG Report (as defined below) in an electronic address directed to the Issuer’s investors and, on the same date, forward it to the Fiduciary agent said Annual ESG Report (as defined below);

(iv)	inform the Fiduciary agent, the Bookkeeping Agent, the Settlement Bank and B3 of any prepayment of the Debentures and/or adjustment in the Compensatory Interest (under the terms of this Deed of Issue), at least 2 (two) Business Days in advance of the date planned for the respective early payment;

(v)	comply with the laws, regulations, administrative rules and determinations of the governmental bodies, autarchies or courts, necessary for the conduction of its business, except for those questioned in good faith in the administrative and/or judicial levels with a decision that has suspensive effects or whose non-compliance does not adversely and materially affect the Company’s capacity to honor its obligations under the terms of this Deed of Issue or the Company’s reputation;

(vi)	(a) comply with and enforce compliance, as well as its subsidiaries, parent companies, affiliates, companies under common control, managers, employees, and (b) maintain measures and policies aimed at complying with the applicable rules that deal with acts of corruption and harmful acts against the public administration, pursuant to Law 12846, of August 1, 2013, as amended, of Decree 8420, of March 18, 2015, of the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, as applicable (“Anti-Corruption Laws”);

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(vii)	make the best efforts so that its eventual subcontractors undertake to comply with the Anti-Corruption Laws;

(viii)	comply, in a way that does not cause a Relevant Adverse Effect, the environmental legislation in force, adopting preventive or remedial measures and actions, aimed at avoiding and correcting eventual damages to the environment resulting from the activities described in its corporate purpose;

(ix)	communicate, within 2 (two) Business Days, the Debentureholders and the Fiduciary agent if it becomes aware of any act or fact that violates the Anti-Corruption Laws and/or environmental legislation, including the Brazilian Environmental Policy, CONAMA Resolutions - Brazilian Council on the Environment, the rules related to occupational health and safety, related to slave labor and illegal work of children and adolescents, the encouragement of prostitution, or even, rights related to race and gender, as well as other legislation and environmental and labor regulations (“Socio-Environmental Legislation”);

(x)	comply with, and ensure that its subsidiaries comply with, the labor legislation in force, which deals with the use of illegal or discriminatory work or the practice of acts that involve child labor, slavery-like labor or criminal profit from prostitution, in all its aspects;

(xi)	always keep valid, effective, in perfect order and in full force all authorizations and licenses, including environmental ones, required for the regular exercise of activities developed by the Company and/or any its subsidiaries, except: (a) if after expiration, such authorization or license is in a timely process of renewal by the Company; or (b) if the failure to maintain such authorizations and licenses does not result in a Material Adverse Effect or (c) if the terms and conditions of such authorization or license are under discussion and/or under administrative, arbitration or judicial judgment, without a final decision in the administrative, arbitration or judicial sphere and provided that the effects of the judicial decision are suspended;

(xii)	always maintain valid, effective, in perfect order and in full force all the authorizations necessary for the execution of this Deed of Issue and for the fulfillment of all obligations set forth herein;

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(xiii)	contract and maintain contracted, at its own expense, the service providers inherent in the obligations set forth in this Deed of Issue, including the Fiduciary agent, the Bookkeeping Agent, the Settlement Bank and the Debentures trading system on the secondary market;

(xiv)	pay all taxes levied or to be levied on the Debentures that are the Company’s responsibility;

(xv)	use the proceeds obtained from the Issue strictly in accordance with Clause 4 above;

(xvi)	notify, within 1 (one) Business Day, the Fiduciary agent of the convening of any general meeting of Debentureholders by the Company;

(xvii)	call, within 1 (one) Business Day, a general meeting of Debentureholders to deliberate on any of the matters that are of interest to the Debentureholders if the Fiduciary agent must do so, pursuant to this Deed of Issue, but fails to do so within the applicable time frame;

(xviii)	attending the meetings of Debentureholders whenever requested;

(xix)	without prejudice to the other obligations set forth above or other obligations expressly provided for in the regulations in force and in this Deed of Issue, pursuant to article 17 of CVM Instruction 476: comply with all rules and regulations (including those pertaining to self-regulation) related to the Issue and the Offering, including, but not limited to, those provided for in article 17 of CVM Instruction 476, namely:

(a)  prepare year-end financial statements and, if applicable, consolidated statements, in accordance with the Brazilian Corporation Law, and with the rules issued by the CVM; (b) submit its financial statements to an audit by an auditor registered with the CVM; (c) disclose, until the day before the Issue Date, the financial statements, together with notes and the report of the independent auditors, related to the last three (3) fiscal years ended, except when the issuer does not have them because it does not have started its activities prior to said period; (d) disclose the subsequent financial statements, accompanied by notes and the independent auditors’ report, within three (3) months from the end of the fiscal year;

(e) comply with the provisions of CVM Instruction 358, regarding the duty of secrecy and prohibitions on trading; (f) disclose the occurrence of a material fact, as defined by art. 2 of CVM Instruction 358; (g) provide the information requested by the CVM; (h) disclose the annual report and other communications sent by the Fiduciary agent on its page on the Internet on the same date of its receipt, in compliance with the provisions of item (d) above; as well as the other rules and regulations of the CVM, B3 and ANBIMA, including by sending documents, also providing the information that is requested and (i) to comply with the provisions of the specific regulations issued by the CVM, in the event a meeting of the holders of debentures is called, to be held partially or exclusively digitally;

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(xx)	comply with all obligations, as applicable, related to CVM Instruction 400, including the provisions of its article 48, as applicable;

(xxi)	not to disclose to the public information related to the Issuer, to the issue and debentures without complying with the provisions set forth in the applicable regulations, including, without limitation, the provisions set forth in CVM Instruction 476 and in article 48 of CVM Instruction 400;

(xxii)	refrain from trading securities issued by it until the Closing Notice is sent, except in the cases provided for in item II of article 48 of CVM Instruction 400;

(xxiii)	to abstain, until the Closing Notice is sent to the CVM, from disclosing information related to the Debenture Issue, except for what is necessary to achieve its objectives, advising the recipients about the reserved nature of the information transmitted;

(xxiv)	comply with all CVM and B3 determinations, sending documents and also providing the information requested;

(xxv)	bear all costs arising from (i) the distribution of the Debentures, including all costs related to their deposit in B3, (ii) registration and publication of the acts necessary for the Issue, such as this Deed of Issue, any amendments thereto, and the Issuer’s Board of Directors' Meeting and (iii) the reasonable and duly proven expenses and compensation of the Fiduciary agent, Settlement Bank, Bookkeeping Agent and Depository Bank;

(xxvi)	keep the Debentures registered for trading on the secondary market during the term of validity of the Debentures, bearing the costs of said registration;

(xxvii)	timely pay any taxes or contributions that are levied or will be levied on the Issue and that are under its responsibility; and

(xxviii)	keep the Project classified under the terms of Law 12431 during the term of the Debentures and notify the Fiduciary agent within five (5) Business Days of the receipt of any written communications, demands, or subpoenas regarding the initiation of any administrative or judicial process that may result in the Project being disqualified as priorities, under the terms of Law 12431.

9.	FIDUCIARY AGENT

9.1.	The Issuer appoints and constitutes as a fiduciary agent of the Issue, the Fiduciary agent, described in the preamble of this Deed of Issue, which it hereby signs, and in the best terms of law, and accepts the appointment to, under the terms of the law and this Deed of Issue, represent the pool of Debentureholders, declaring that:

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I.	is a duly organized financial institution, incorporated and existing in the form of a limited liability company, in accordance with Brazilian law;
II.	is duly authorized and has obtained all authorizations, including, as applicable, legal, corporate, regulatory and third-party authorizations, necessary for the execution of this Deed of Issue and for the fulfillment of all obligations set forth herein, with all legal, corporate, regulatory and third-party requirements necessary to do so having been duly met;
III.	the legal representative of the Fiduciary agent who signs this Deed of Issue has, as the case may be, corporate and/or delegated powers to assume, on behalf of the Fiduciary agent, the obligations set forth herein and, as a representative, has the powers legitimately granted, and the respective mandate is in full force;
IV.	this Deed of Issue and the obligations set forth herein constitute lawful, valid, binding and effective obligations of the Fiduciary agent, enforceable in accordance with its terms and conditions;
V.	the execution, terms and conditions of this Deed of Issue and the fulfillment of the obligations set forth herein (a) do not violate the Trustee’s bylaws;

(b) do not breach any contract or instrument to which the Fiduciary agent is a party and/or to which any of its assets is subject; (c) do not violate any legal or regulatory provision to which the Fiduciary agent and/or any of its assets are subject; and (d) do not violate any administrative, judicial or arbitration order, decision or sentence that affects the Fiduciary agent and/or any of its assets;

VI.	accepts the function for which it was appointed, fully assuming the duties and attributions provided for in the specific legislation and in this Deed of Issue;
VII.	knows and fully accepts this Deed of Issue and all its terms and conditions;
VIII.	verified the consistency of the information contained in this Deed of Issue, endeavoring to remedy the omissions, failures or defects of which it is aware;
IX.	is aware of the applicable regulations issued by the Central Bank of Brazil and the CVM;
X.	does not have, under the penalties of law, any legal impediment, pursuant to article 66, paragraph 3, of the Brazilian Corporation Law, RCVM 17, and other applicable rules, to perform the function granted to it;
XI.	is not in any of the situations of conflict of interest provided for in RCVM 17;
XII.	ensures and will ensure, under the terms of paragraph 1 of article 6 of RCVM 17, equitable treatment to all Debentureholders and to all holders of marketable securities in which it acts or will act as a fiduciary agent, note agent or escrow agent, complying with the guarantees, obligations and specific rights attributed to the respective holders of securities of each issue or series; and

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XIII.	on the date of execution of this Deed of Issue and based on the organizational chart sent by the Issuer, the Fiduciary agent declares, for the purposes of RCVM 17, that it does not provide the services of a fiduciary agent and/or a note agent in the issuance of securities of the Issuer, an affiliate, subsidiary or parent company or a company member of the same economic group as the Issuer, as per Annex II of this Deed of Issue.

9.2.	The Fiduciary agent will perform its functions from the date of execution of this Deed of Issue, and shall remain in the exercise of its functions until the full discharge of all obligations under this Deed of Issue or until its replacement.

9.3.	In the event of impediments, resignation, dismissal, intervention, judicial or extrajudicial liquidation or any other case of vacancy of the Fiduciary agent, it must be replaced within a period of up to thirty (30) days, upon resolution of the General Meeting, provided that:

I.	the Debentureholders may replace the Fiduciary agent and appoint its replacement at any time during the term of the Debentures, at a General Meeting specially convened for this purpose;
II.	if the Fiduciary agent cannot continue to perform its functions due to circumstances arising from this Deed of Issue, it must immediately communicate the fact to the Issuer and the Debentureholders, by calling a General Meeting, requesting its replacement;
III.	if the Fiduciary agent resigns from its functions, it shall remain in the exercise of its functions until a substitute institution is appointed by the Issuer and approved by the General Meeting and effectively assumes its functions;
IV.	a General Meeting will be held, within no later than thirty (30) days counted from the date of the event that determines it pursuant to Clause 9.3 above, for the choice of a new fiduciary agent, which shall be called by the very Fiduciary agent to be replaced, and may be called by Debentureholders representing, at least, 10% (ten percent) of the Outstanding Debentures; in the event that the call does not occur within a period of up to 15 (fifteen) days before the end of the period set forth herein, the Issuer will be responsible for carrying it out; in exceptional cases, the CVM may convene the General Meeting to choose the new fiduciary agent or appoint a provisional substitute;
V.	the replacement of the Fiduciary agent must be communicated to the CVM within a period of up to 7 (seven) Business Days from the registration of the amendment to this Deed of Issue pursuant to Clause 2.1 together with the declaration and other information required in article 7, caput and paragraph 1, of RCVM 17;
VI.	the payments to the replaced Fiduciary agent will be carried out in compliance with the proportionality to the period of effective provision of the services, in compliance with the provisions of Clause 9.4 below;

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VII.	the substitute fiduciary agent will be entitled to the same compensation received by the previous one, if (a) the Issuer has not agreed with the new amount of the trustee’s compensation proposed by the General Meeting referred to in item IV above; or (b) the General Meeting referred to in item IV above do not deliberate on the matter;
VIII.	if the CVM appoints a provisional substitute, the substitute fiduciary agent shall, immediately after its appointment, notify the Issuer and the Debentureholders pursuant to Clauses 6.23. and 13.2; and
IX.	the rules and precepts issued by the CVM apply to the hypotheses of replacement of the Fiduciary agent.

9.4.	For the performance of the duties and attributions that are incumbent upon it, under the terms of the law and this Deed of Issue, the Fiduciary agent, or the institution that may replace it in this capacity:

I.	The Fiduciary agent will be due fees for the performance of its duties and attributions, under the terms of the legislation in force and this Deed of Issue, corresponding to annual installments of R$ 5,000.00 (five thousand reais). The first payment is due until the 30th (thirtieth) consecutive day after the signature date of the deed of issue, and the following ones on the same day of the subsequent years, calculated pro rata die, if necessary.
II.	The first installment of fees will be due even if the operation is not paid in, for structuring and implementation purposes;
III.	In case of need to hold a General Meeting of Debentureholders, or execute amendments or legal instruments related to the issue, the Fiduciary agent will be due an additional compensation equivalent to R$ 450.00 (four hundred and fifty reais) per man-hour dedicated to the activities related to the issue, to be paid within thirty (30) days after submission, by the Fiduciary agent, to the Issuer of the time report. For the purpose of the concept of the General Meeting of Debentureholders, it encompasses all the activities related to the meeting and not only the analysis of the minutes and attendance at it in person or virtually. Thus, these activities include, but are not limited to (a) notice analysis; (b) participation in calls or meetings; (c) quorum conference prior to the meeting; (d) conference of power of attorney prior to the meeting and (d) amendments and contracts resulting from the meeting. For clarification purposes, “time report” is the material to be sent by the Fiduciary agent indicating the task performed (for example, analysis of a certain document or attendance in a meeting), the Trustee’s employee, the time spent in the function, and the value relative to time. The installments mentioned above will be readjusted annually by the accumulated IPCA/IBGE variation, or in the absence of it, or even in the impossibility of its use, by the index that will replace it, from the date of the first payment, until the following payment dates, calculated pro rata die, if necessary. The compensation will be due even after the final maturity of the Debentures, if the Fiduciary agent is still performing activities inherent in its function in relation to the issuance, and this compensation will be calculated pro rata die.

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IV.	The installments mentioned in the items above will be increased by ISS (Service Tax), PIS (Social Integration Program), COFINS (Contribution to Social Security Financing), CSLL (Social Contribution on Net Profit), and IRRF (Withholding Income Tax) and any other taxes that may be levied on the Trustee’s compensation at the rates in force on the dates of each payment.
V.	In case of late payment of any amount due, a contractual fine of 1% (one percent) on the amount of the debt will be levied on overdue debts, as well as default interest equivalent to the variation of the SELIC rate of the Central Bank of Brazil, published by Anbima and calculated pro rata die on the days elapsed, incurring from the date of default until the date of actual payment.
VI.	The compensation of the Fiduciary agent, in the event that the Issuer remains in default with respect to its payment for a period exceeding thirty (30) days, will be borne by the Debentureholders, as well as the reimbursable expenses.
VII.	Expenses: The compensation does not include expenses considered necessary for the performance of the function of fiduciary agent during the implementation and duration of the service, which will be covered by the Issuer, upon payment of the respective charges accompanied by the respective vouchers, issued directly on behalf of the Issuer or upon reimbursement, after, whenever possible, prior approval, which are: publications in general, notifications, extraction of certificates, notarial expenses, photocopies, scans, sending of documents, trips, meals and stays, expenses with specialists, such as auditing and/or inspection, among others, or legal advice to debentureholders; and the reimbursement referred to in the Clause above will be made within thirty (30) calendar days after the respective rendering of accounts to the Issuer and sending of a copy of the respective proof of payment.
VIII.	All expenses arising from legal procedures, including administrative expenses, which Pentágono may incur to protect the interests of debentureholders must be, whenever possible, previously approved and advanced by the debentureholders and, subsequently, as provided by law, reimbursed by the Issuer. Such expenses to be advanced by the debentureholders correspond to deposits, costs, and court fees in the lawsuits proposed by Pentágono, as a representative of the debentureholders’ pool. The fees for loss of suit in lawsuits will also be borne by the debentureholders, as well as the Pentágono’s compensation in the event that the Issuer remains in default with respect to its payment for a period exceeding thirty (30) days, and Pentágono may request a guarantee from the debentureholders to cover the risk of loss of suit.
IX.	The Fiduciary agent will not advance funds for the payment of expenses arising from the Issue, given that such funds will always be due and anticipated by the Issuer or by the Debentureholders, as the case may be.

9.5.	In addition to others provided for by law, in the CVM regulations and in this Deed of Issue, the Trustee’s duties and attributions are:

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I.	to carry out its activities with good faith, transparency and loyalty towards the Debentureholders;
II.	protect rights and interests of debentureholders, applying the care and diligence that any active and honest man normally applies when managing his/her own assets;
III.	resign from the position, in the event of a conflict of interest or any other type of incapacity, and immediately convene the General Meeting provided for in article 7 of RCVM 17 to resolve on its replacement;
IV.	keep in good custody all documentation relating to the exercise of its functions;
V.	verify, at the time of accepting the role, the consistency of the information contained in this Deed of Issue, endeavoring to remedy the omissions, failures or defects of which it is aware;
VI.	make arrangements with the Issuer so that this Deed of Issue and its amendments are registered under the terms of Clause 2.4. above, adopting, in the event of the Issuer’s omission, the measures eventually provided for by law;
VII.	monitor the provision of periodic information by the Issuer and alert the Debentureholders, in the annual report referred to in item XVI below, about inconsistencies or omissions of which it is aware;
VIII.	give an opinion on the sufficiency of the information provided in the proposals for modifying the conditions of the Debentures;
IX.	request, when deemed necessary for the faithful performance of its functions, updated certificates of the Issuer, before public bodies and entities and public registry offices, civil distributors, Public Treasury courts, protest offices, Labor Courts and the Public Treasury Attorney’s Office, of the locality of domicile or where the headquarters of the Issuer is located;
X.	request, when deemed necessary, an external audit of the Issuer;
XI.	call, when necessary, a General Meeting pursuant to the Brazilian Corporation Law and Clause 10;
XII.	attend the General Meetings in order to provide the information requested;
XIII.	keep the list of the Debentureholders and their addresses updated, including through dealings with the Issuer, the Bookkeeping Agent, the Settlement Bank and B3, and, for purposes of compliance with the provisions in this item, the Issuer and the Debentureholders, as soon as they subscribe and pay-in or acquire the Debentures, expressly authorize, as of now, the Bookkeeping Agent, the Settlement Bank and B3 to meet any requests made by the Fiduciary agent, including regarding the disclosure, at any time, of the positions of the Debentures, and their respective Debentureholders;
XIV.	supervise compliance with the clauses contained in this Deed of Issue, including those imposing obligations to do and not to do;
XV.	communicate to the Debentureholders any default, by the Issuer, of financial obligations assumed in this Deed of Issue, including obligations related to contractual clauses intended to protect the interest of the Debentureholders and that establish conditions that must not be breached by the Issuer, indicating the consequences for the Debentureholders and the measures it intends to take on the matter, within a period of up to 7 (seven) Business Days from the date of knowledge, by the Fiduciary agent, of the default;

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XVI.	within a period of up to four (4) months from the end of the Issuer’s fiscal year, disclose, on its website, and send to the Issuer for disclosure in the manner provided for in the specific regulation, an annual report intended for Debentureholders, pursuant to article 68, paragraph 1, item (b), of the Brazilian Corporation Law and article 15 of RCVM 17, describing the material facts that occurred during the year related to the Debentures, in accordance with the minimum content established in article 15 of RCVM 17;
XVII.	keep the annual report referred to in item XVI available for public consultation on its website for a period of three (3) years;
XVIII.	keep available on its website an updated list of issues in which it performs the function of fiduciary agent, note agent or escrow agent;
XIX.	disclose on its website the information provided for in article 16 of RCVM 17 and keep it available for public consultation on its website for a period of three (3) years;
XX.	maintain, for a minimum period of 5 (five) years, or for a longer period as expressly determined by the CVM, all documents and information required by RCVM 17, and such documents and information may be stored in physical or electronic media, assuming replacing documents with their scanned images.

9.6.	In the event of default, by the Issuer, of any of its obligations set forth in this Deed of Issue, the Fiduciary agent shall use any and all measures provided for by law or in this Deed of Issue to protect the rights or defend the interests of the Debentureholders, pursuant to article 68, paragraph 3, of the Brazilian Corporation Law and article 12 of RCVM 17, including:

I.	to declare, in compliance with the conditions of this Deed of Issue, that the obligations under the Debentures have expired in advance, and to collect their principal and accessories;
II.	take any other measures necessary for the Debentureholders to realize their credits; and
III.	represent the Debentureholders under bankruptcy, judicial recovery, extrajudicial recovery or, if applicable, intervention or extrajudicial liquidation of the Issuer.

9.7.	The Fiduciary agent will rely on the information made available by the Issuer to monitor compliance with the Financial Ratio.

9.8.	The acts or manifestations on the part of the Fiduciary agent, which create liability for the Debentureholders and/or exempt third parties from obligations towards them, as well as those related to the due fulfillment of the obligations assumed in this instrument, will only be valid when previously resolved by the Debentureholders gathered at the General Meeting.

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9.9.	The performance of the Fiduciary agent is limited to the scope of RCVM 17, the applicable articles of the Brazilian Corporation Law, and this Deed of Issue, and the Fiduciary agent is exempt, in any form or pretext, from any additional liability that has not arisen from the applicable legal and regulatory provisions and this Deed of Issue.

10.	GENERAL MEETING OF DEBENTUREHOLDERS

10.1.	The Debentureholders may, at any time, meet in a general meeting, in accordance with the provisions of article 71 of the Brazilian Corporation Law, in order to resolve matters of interest to the Debentureholders (“General Meeting”).

10.1.1.	Exclusively and/or partially digital Shareholders’ Meetings will be allowed, subject to the provisions of CVM Instruction 625, of May 14, 2020, as amended.

10.2.	The General Meetings may be called by the Fiduciary agent, the Issuer, or by Debentureholders representing at least 10% (ten percent) of the Outstanding Debentures, or by the CVM.

10.3.	The General Meetings shall be convened by means of an announcement published at least three (3) times, at least thirty (30) days in advance, for the first call, and eight (8) days after the publication of the announcement of the second call, for the second call, pursuant to Clause 6.23. in compliance with the other rules related to the publication of the announcement of the call for general meetings, contained in the Brazilian Corporation Law, in the applicable regulations, and in this Deed of Issue, and the call is exempted in case all Debentureholders are present.

10.4.	The attendance of any person who is not a Party to this Deed of Issue or who does not prove their status as Debentureholder or agent, upon prior presentation of regular identification documents, corporate documents, and powers of attorney, will not be admitted at the General Meeting of the Debentureholders.

10.5.	The General Meetings will be installed, on the first call, with the presence of holders of at least 50% (fifty percent) of the Outstanding Debentures, and, on the second call, with any quorum.

10.6.	For the purposes of establishing the quorum of this Deed of Issue, “Outstanding Debentures” means all subscribed and paid-in and not redeemed Debentures, excluding the Debentures held in treasury and, additionally, for the purpose of constituting a quorum, excluding the Debentures belonging, directly or indirectly, (i) to the Issuer; (ii) to any parent company, any subsidiary (if any), and/or any affiliate (if any) of any of the persons indicated in this item and in the previous item; or (iii) to any officer, director, spouse, partner or relative up to the 3rd (third) degree of any of the persons referred to herein.

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10.7.	The chairmanship of the General Meetings of Debentureholders shall be the responsibility of the person elected by the Debentureholders or those appointed by the CVM.

10.8.	The attendance of the Company’s legal representatives will be mandatory at the meetings of Debentureholders called by the Company, while at the meetings called by the Debentureholders or by the Fiduciary agent, the attendance of the Company’s legal representatives will be optional unless it is requested by the Debentureholders or by the Fiduciary agent, as the case may be, in which case it will be mandatory. The Fiduciary agent must attend the General Meetings and provide the Debentureholders with the information requested.

10.9.	As for discussions at general meetings, each outstanding debenture must receive one vote, and a proxy, either debentureholder or not, may be appointed. Except as provided for in Clause 10.10 below or by the other quorums expressly provided for in other items of this Deed of Issue, the resolutions to be taken at the General Meeting will depend on the approval of Debentureholders representing at least 50% (fifty percent) plus one outstanding Debenture, on the first call, or the majority of Debentureholders attending, on the second call, following the minimum attendance of Debentureholders representing 20% (twenty percent) of the outstanding Debenture at said General Meeting on the second call, including: (i) with respect to changes in the clauses or conditions provided for in this Deed of Issue that do not present another specific quorum; (ii) temporary forgiveness and/or waiver of any of the events of early maturity established in this Deed of Issue; (iii) amendment of the Issuer’s additional obligations established in Clause 8 above; and/or (iv) change of the Trustee’s obligations, established in Clause 9 above.

10.10.	The following are not included in the quorum referred to in Clause 10.9 above:

a)	the quorums expressly provided for in other Clauses of this Deed of Issue; and

b)	the changes, which must be approved by Debentureholders representing at least 90% (ninety percent) of the Outstanding Debentures, which are (i) the provisions established in this Clause 10, as well as the quorums provided for in this Deed of Issue; (ii) the Compensatory Interest and Monetary Adjustment (except with regard to the specific quorum provided for in the event of IPCA Unavailability) of the Debentures;

(iii)  to any payment dates of any amounts provided for in this Deed of Issue; (iv) the maturity term of the Debentures; (v) the type of Debentures; (vi) the creation of a renegotiation event, (vii) the Debentures principal amounts and amortization dates, and/or (viii) change of any of the cases of early maturity established in this Deed of Issue, except in the case of temporary waiver or forgiveness, which must comply with the provisions of Clause 10.9 above.

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10.11.	A General Meeting to resolve on (i) the correction of a gross, typing or arithmetic error is hereby waived; (ii) changes to this Deed of Issue already expressly permitted under the terms of this Deed of Issue; (iii) amendments to this Deed of Issue as a result of requirements formulated by the CVM, B3, or ANBIMA; or

(iv)  changes to this Deed of Issue as a result of updating the registration data of the Parties, such as changes in the corporate name, address, and telephone number, among others, provided that the changes or corrections referred to in items (i), (ii), (iii) and (iv) above may not cause any loss to the Debentureholders and/or the Issuer or any change in the flow of Debentures, and provided that there is no additional cost or expense for the Debentureholders.

10.12.	The provisions of the Brazilian Corporation Law on the shareholders’ general meeting apply to General Meetings, where applicable.

10.13.	The resolutions taken by the Debentureholders at the general meetings of Debentureholders within the scope of their legal competence, in compliance with the quorums in this Deed of Issue, will bind the Company and will oblige all holders of Outstanding Debentures, regardless of whether they attended the general meeting of Debentureholders or the vote given at the respective general meetings of Debentureholders.

11.	ISSUER’S REPRESENTATIONS AND WARRANTIES

11.1.	The Issuer hereby represents and warrants that:

(i)	is a company duly organized, incorporated and existing in the form of a joint stock company, in accordance with Brazilian law;

(ii)	is registered as a securities issuer with the CVM;

(iii)	the Issuer’s publicly-held company registration is updated with the CVM as required by CVM Instruction 480, of December 7, 2009, as amended (“CVM Instruction 480”), and its information contained therein and made public is updated as required by CVM Instruction 480;

(iv)	is fully capable of complying with all (financial and non-financial) obligations provided for in this Deed of Issue and in any other documents of the Issue;

(v)	is duly authorized and has obtained all authorizations, including, as applicable, legal, corporate, regulatory and third-party authorizations, necessary for the execution of this Deed of Issue and any other documents of the Issue to which it is a party, and the fulfillment of all obligations set forth herein and the completion of the Issue and the Offering, with all legal, corporate, regulatory and third-party requirements necessary to do so having been duly met;

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(vi)	the Issuer’s legal representatives who sign this Deed of Issue, the Distribution Agreement and any other documents of the Issue have, as the case may be, corporate and/or delegated powers to assume, on behalf of the Issuer, the obligations set forth herein and therein and, as representatives, they have the powers legitimately granted, and the respective mandates are in full force and effect;

(vii)	this Deed of Issue, the Distribution Agreement and any other documents of the Issue, and the obligations set forth herein, constitute lawful, valid, binding and effective obligations of the Issuer, enforceable in accordance with its terms and conditions, effective as an extrajudicial document valid to commence execution process pursuant to article 784 of Law 13105, of March 16, 2015, as amended (“Civil Procedure Code”), on this date in force;

(viii)	the information provided at the time of the Issue and in the notices of material act or fact disclosed by the Company are true, consistent, accurate, complete, correct and sufficient, allowing investors to make an informed decision regarding the Issue;

(ix)	except as shown in the Company’s financial statements and/or in the reference form prepared by the Issuer under the terms of CVM Instruction 480 (“Reference Form”) in relation to judicial and administrative proceedings classified as probable or possible loss, it is not aware of any lawsuit, administrative or arbitration proceedings, inquiry or other governmental investigation procedure that may affect the Issue or the Company’s ability to honor its obligations under this Deed of Issue or the Company’s reputation;

(x)	the Company’s consolidated financial statements for the fiscal years ended on December 31, 2018, 2019 and 2020, correctly represent the Company’s consolidated equity and financial position on those dates and for those periods and were duly prepared in accordance with the accounting principles determined by the applicable regulations;

(xi)	(a) it complies and enforces, as well as its parent companies, subsidiaries, affiliates, companies under common control, managers and employees comply, with the Anti-Corruption Laws, (b) it has measures aimed at complying with the Anti-Corruption Laws, to the extent that (1) it maintains internal policies and procedures that ensure full compliance with such standards and (2) it gives full knowledge of such standards to all professionals with whom it may have a relationship, prior to the start of its performance; (c) it refrains from committing acts of corruption and from acting in a manner harmful to the national and foreign public administration, in its interest or for its benefit, exclusive or not; and (d) it makes best efforts so that its eventual subcontractors undertake to comply with the provisions herein;

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(xii)	complies with current legislation, in particular labor legislation and regulations, so that (a) they do not use, directly or indirectly, slavery-like or child labor; (b) the workers are duly registered under the terms of the legislation in force; (c) comply with the obligations arising from the respective employment contracts and the labor and social security legislation in force;

(xiii)	(a) complies with the legislation in force, in particular environmental legislation and regulations, including, but not limited to, the Brazilian Environmental Policy, the Resolutions of CONAMA - Brazilian Council on the Environment, as well as other supplementary environmental legislation and regulations, adopting preventive or remedial measures and actions aimed at avoiding or correcting possible environmental damage resulting from the exercise of the activities described in its corporate purpose, as well as to health and safety at work; (b) holds all permissions, licenses, authorizations, and approvals necessary for the regular exercise of its activities, in accordance with applicable environmental legislation, subject to the provisions of item (xi) of Clause 8.1. above; and (c) has all the necessary records, in compliance with the applicable civil and environmental legislation, except in cases where (1) the said non-compliance is, directly or indirectly, remedied or compensated for within the period indicated by the competent authority or, in the absence of a specific period, within thirty (30) days of the non-compliance and there is proof to this effect; and/or (2) said non-compliance is being discussed in good faith, in the administrative and/or arbitration and/or judicial levels; and/or (c) does not cause a Material Adverse Effect.
(xiv)	the documents, information and informative materials provided to the Fiduciary agent and/or the Debentureholders are true, consistent, correct and sufficient, are updated up to the date they were provided and include the documents and information relevant to the investment decision-making on the Debentures, also providing information on the Company’s relevant operations, as well as on the relevant rights and obligations arising therefrom;

(xv)	the execution of this instrument, the terms and conditions of this Deed of Issue, the fulfillment of the obligations set forth herein and the Issue (a) do not infringe its bylaws; (b) do not violate any legal provision, contract or instrument to which the Company is a party; (c) do not violate any administrative, judicial or arbitration order, decision or sentence against the Company; and (d) will not result in (i) early maturity of any obligation set forth in any such contract or instrument; (ii) creation of any lien or encumbrance on any asset of the Company; or (iii) termination of any such agreement or instrument;

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(xvi)	except for laws, regulations, administrative rules and determinations which are being challenged in good faith in the administrative and/or judicial levels or whose non-compliance would not have a Material Adverse Effect on the Company’s ability to honor its obligations under this Deed of Issue or the Company’s reputation, is complying with the laws, regulations, administrative rules and determinations of the governmental agencies, autarchies or courts necessary for the conduct of its business;

(xvii)	except for obligations that are being challenged in good faith at the administrative and/or judicial levels or whose non-compliance would not have a Material Adverse Effect on the Company’s ability to honor its obligations under this Deed of Issue or is not material enough to impact the decision-making by investors in relation to the investment in the Debentures and the Offering, is up to date with payment of all pecuniary obligations of a tax (municipal, state and federal), labor, social security, environmental and any other obligations imposed by law;

(xviii)	there is no lawsuit, judicial or extrajudicial proceedings, inquiry or any other type of governmental investigation, in any of the cases of this item, aiming to annul, change, invalidate, question or in any way affect this Deed of Issue;

(xix)	there is no connection between the Company and the Fiduciary agent that prevents the Fiduciary agent from fully exercising its functions;

(xx)	the Reference Form (a) contains, at a minimum, and without prejudice to the relevant legal and regulatory provisions, all relevant information necessary for investors to know about the Issuer and its activities and economic-financial situation, the risks inherent in its activities, and any other relevant information; and (b) was prepared in accordance with the relevant rules, including CVM Instruction 480;

(xxi)	the information contained in the Reference Form and in the notices of material act or fact disclosed by the Issuer since the date of the last presentation of the Reference Form, are true, consistent, correct and sufficient; and

(xxii)	the Project was duly classified under the terms of Law 12431 and considered as a priority under the terms of the Ordinance;

11.2.	The Issuer undertakes to notify the Fiduciary agent, within 2 (two) Business Days from the date on which it becomes aware, if any of the statements made under the terms of Clause 11.1. above become untrue, inconsistent, inaccurate, incomplete, incorrect, or insufficient.

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12.	EXPENSES

12.1.	All costs incurred with the Offering and with the structuring, issuance, formalization, registration, and execution of the Debentures will be borne by the Issuer, including publications, enrollments, registrations, hiring of the Fiduciary agent, the Bookkeeping Agent, the Settlement Bank, the Depository Bank, the legal advisor and other service providers, and any other costs related to the Debentures.

13.	SUNDRY PROVISIONS

13.1.	Any tolerance, partial exercise, or concession between the Parties will always be considered mere liberality, and will not constitute a waiver or loss of any right, faculty, privilege, prerogative, or powers conferred (including mandate), nor will it imply novation, alteration, compromise, remission, modification or reduction of the rights and obligations arising therefrom.

13.2.	All communications made pursuant to this Deed of Issue must always be made in writing to the addresses below. Communications will be considered received when delivered, under the protocol, or upon “receipt notice” issued by Empresa Brasileira de Correios e Telégrafos, or by electronic mail at the addresses below. Communications made by electronic mail will be considered received on the date they are sent, provided that their receipt is confirmed by means of a callsign (receipt issued by the machine used by the sender). The change of any of the addresses below must be communicated to the other parties by the party that has its address changed.

(i)	to the Issuer: Tim S.A.

Avenida Joao Cabral de Mello Neto, nº 850, Bloco 01, Salas 501 a 1208, Barra da Tijuca neighborhood, City and State of Rio de Janeiro, CEP 22775-057

Attn: Treasury

Telephone: +55 (21) 4109-3100

Email: babordin@timbrasil.com.br gcrahim@timbrasil.com.br

(ii)	to the Fiduciary agent:

Avenida das Américas, nº 4.200, Bloco 08, Ala B, Salas 302, 303 e 304 CEP 22640-102, Rio de Janeiro, RJ

Attn: Mrs. Marcelle Motta Santoro, Mrs. Karolina Vangelotti and Mr. Marco Aurélio Ferreira Phone: +55 (21) 3385-4565

E-mail: assembleias@pentagonotrustee.com

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(iii)	to B3:

B3 S.A. – BRASIL, BOLSA, BALCÃO – BALCÃO B3

Praça Antônio Prado, 48, 4º andar CEP: 01010-901, São Paulo, SP

Attn: Superintendence of Corporate Securities and Fund Offerings - SCF Telephone: +55 (11) 2565-5061

E-mail: valores.mobiliarios@b3.com.br

13.3.	The change of any of the above addresses must be immediately communicated to all Parties by the Fiduciary agent or the Issuer.

13.4.	The Parties recognize this Deed of Issue and the Debentures as an extrajudicial document valid to commence the execution process pursuant to article 784, items I to III, of the Civil Procedure Code.

13.4.1.	For the purposes of this Deed of Issue, the Parties may, at their sole discretion, request the specific performance of the obligations assumed herein, pursuant to articles 497, 815 et seq. of the Civil Procedure Code, without prejudice to the right to declare early maturity obligations under the Debentures, pursuant to this Deed of Issue.

13.5.	The obligations assumed in this Deed of Issue are irrevocable and irreversible, obliging the Parties and their successors, in any capacity, to fully comply with them.

13.6.	The invalidity or nullity, in whole or in part, of any of the clauses of this Deed of Issue, will not affect the others, which will remain valid and effective until the Parties fulfill all their obligations hereunder. In the event of a declaration of invalidity or nullity of any clause of this Deed of Issue, the Parties undertake to negotiate, in good faith, within the shortest possible time, in place of the clause declared invalid or null, the inclusion, in this Deed of Issue, of valid terms and conditions that reflect the terms and conditions of the invalidated or void clause, complying with the intention and objective of the Parties when negotiating the invalidated or void clause and the context in which it is inserted.

13.7.	Any amendment to this Deed of Issue will only be considered valid if formalized in writing, in a proper instrument signed by all Parties, which must be duly registered with JUCERJA, in compliance with the formalities provided for in Clauses 2.5 of this Deed of Issue.

13.8.	This Deed of Issue is governed by the laws of the Federative Republic of Brazil.

13.9.	The jurisdiction of the district of the City of São Paulo, State of São Paulo, is elected, to the exclusion of any other, however privileged it may be, to settle the issues that may result from this Deed of Issue.

13.10.	If this Deed of Issue is executed digitally, the Parties (a)

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acknowledge that the declarations of the will of the Contracting Parties, by means of a digital signature, are presumed to be true in relation to the signatories when the certification process provided by the Brazilian Public Key Infrastructure - ICP-Brasil is used, constituting an extrajudicial document valid to commence execution process for all purposes of right, and (b) waive the right of challenge referred to in article 225 of the Brazilian Civil Code. Subject to the provisions of this Clause, this Deed of Issue may be digitally signed electronically

In witnesses whereof, the Parties sign this Deed of Issue, in electronic, digital, and computerized form, together with two (2) witnesses, who also sign it.

Rio de Janeiro, June 10, 2021.

(Signatures follow on the following pages.) (Remainder of this page intentionally left blank.)

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Signature Page of the “Private Deed for the Second Issue of Simple, Unsecured and Non-Convertible Debentures, in a Single Series, for Public Distribution with Restricted Efforts, of Tim S.A.” entered into between TIM S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários.

TIM S.A.

Name: Position:	Name: Position:

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Signature Page of the “Private Deed for the Second Issue of Simple, Unsecured and Non-Convertible Debentures, in a Single Series, for Public Distribution with Restricted Efforts, of Tim S.A.” entered into between TIM S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários.

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

Name: Position:

WITNESSES:

Name: CPF [SSN]:	Name: CPF [SSN]:

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ANNEX 4

ORDINANCE

FEDERAL OFFICIAL GAZETTE;

Published on: 04/23/2021 | Edition: 75 | Section: 1 | Page: 88

Body: Ministry of Communications/Minister’s Office

MCOM ORDINANCE 2447, APRIL 22, 2021

It approves an infrastructure investment project in the telecommunications sector, considering it a priority for the purpose of issuing debentures, pursuant to art. 2 of Law 12431, of June 24, 2011.

THE STATE MINISTER OF COMMUNICATIONS, in the use of the powers conferred on him/her by art. 87, sole paragraph, items II and IV, of the Constitution, in view of the provisions of Law 12431, of June 24, 2011, Decree 8874, of October 11, 2016, and Ordinance 502, of September 1, 2020, resolves:

Art. 1 Approve the telecommunications infrastructure investment project described in the Annex to this Ordinance, considering it a priority for the purpose of issuing debentures, pursuant to art. 2, Law 12431, June 24, 2011.

Art. 2 In order to comply with the provisions of §5, art. 2, Law 12431, of June 24, 2011, the legal entity that owns the investment project must:

I - keep the following items updated, with the Ministry of Communications:

a) the list of legal entities that comprise it; or

b) identification of the parent company, in the case of a legal entity holding the project incorporated as a publicly-held company with securities admitted to trading on the stock market;

II - highlight, upon the public issue of the debentures, on the first page of the Prospectus and the Distribution Beginning Announcement or, in the case of distribution with restricted efforts, the Closing Notice and the disclosure material, the number and date of publication of the approval ordinance and the commitment to allocate the funds obtained in the approved priority project;

III - forward to the Ministry of Communications by April 30 of each year the information contained in art. 7, items I to IV, of MCOM Ordinance 502, September 1, 2020;

IV - send the final report provided for in art. 7, §2, MCOM Ordinance 502, September 1, 2020, within ninety (90) days after the use of all the amount raised in the investment project; and

V - maintain documentation relating to the use of funds raised, up to five years after the maturity of the debentures or certificates of real estate receivables or after the closing of the credit rights investment fund, for consultation and inspection by the supervision bodies.

Sole Paragraph. The obligation provided for in item II of the head provision must also be complied with, as applicable, in the event of public issue of certificates of real estate receivables or shares of investment funds in credit rights, and their administrator will be responsible for complying with this obligation.

Art. 3 The Ministry of Communications:

I - shall inform the unit of the Special Department of the Federal Revenue Service with authority over the head office of the legal entity holding the project, when it becomes aware of the occurrence of situations that show the non-implementation of the priority project in the form approved in this Ordinance; and

II - shall keep the records of the project analysis case archived, in electronic media, and available for consultation and inspection by the supervision bodies, for five years, counted from the date of completion of the project.

Art. 4 This Ordinance becomes effective on the date of its publication and is valid for five (5) years.

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ANNEX 5

FÁBIO FARIA

ANNEX

I. Legal Entity - Holder (Issuer):	TIM S.A. (CNPJ [EIN] 02.421.421/0001-11).
II. Legal Entity - Executing Party (Authorized):	TIM S.A. (CNPJ [EIN] 02.421.421/0001-11).
III. Description of project	The purpose of the project is to implement, expand, maintain, recover, adapt and/or modernize transportation network, fixed and mobile access network, data center, machine-to-machine communication network, 5G or higher network, and infrastructure for telecommunication network virtualization, improving the quality and availability of the services offered.
IV. Industry:	Telecommunications.
V. State:	AC, AL, AM, AP, BA, CE, DF, ES, GO, MA, MG, MS, MT, PA, PB, PE, PI, PR, RJ, RN, RO, RR, RS, SC, SE, SP and TO.
VI. Maximum amount authorized for issue of debentures:	R$ 5,753,207,065.97.
VII. Process:	53115.006065/2021-71.

This content does not replace that published in the certified version.

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ANNEX 5

ISSUES | FIDUCIARY AGENT

Type	Issuer	IF code	Amount	Quantity	Remuneration	Issue	Series	Issue date	Maturity	Guarantees
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

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ANNEX III ESG ASPECTS

Through this Issue, the Company will commit to certain sustainable development goals (“MDS”), which will be measured through key sustainable performance indicators or key performance indicators (“KPIs”), on a pre-defined schedule and at certain verification locations as described below:

Sustainable Development Goal - MDS	Key Performance Indicators - KPIs	2019 (basis line)	Verification Date
Reach 100% (one hundred percent) 4G presence in Brazilian municipalities by December 2023 (“Presence Goal”) 4G”).	Percentage (%) of 4G presence (“4G Presence KPI”)	3,477 municipalities (62%)	December 2023
Reach more than 80% (eighty percent) of Eco-efficiency in data traffic by December 2025 (“Eco-Efficiency Goal”).	Eco-efficiency in data traffic (bit/Joule) (“Eco-Efficiency KPI”)	9,827	December 2025

Definitions

For the purposes of this Annex, the following definitions apply:

“4G presence percentage”: is an indicator that measures the total number of municipalities served by TIM compared to the total number of Brazilian municipalities. For information on the number of existing Brazilian municipalities, the Company may consult the official government and IBGE websites. Localities that are not formally recognized as a municipality and that do not have the IBGE code will not be considered for the purpose of verifying the goal.

“Eco-efficiency in data traffic” is an energy efficiency indicator that establishes the relationship between the service offered to the customer (bits transmitted) and the company’s impact on the environment (joules of energy consumed). The factors that make up this indicator are data and voice traffic from fixed and mobile networks, and energy consumption on a yearly average.

“Eco-Efficiency KPI Verification Site” TIM will verify compliance with the eco-efficiency goal in all of its direct, existing operations (in 2019, in the baseline), organically expanded or implemented, in compliance with the exclusions and calibrations provided for in the Framework disclosed by the Company on its investor relations website.

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“4G Presence KPI Verification Date” means December 31, 2023 (“4G Presence KPI Verification Date”), which will be the base date for the Company to comply with the MDS, as verified by the External Verifier. The consolidation of data and the issuance of the Annual ESG Report must take place by June 11, 2024, so that the Company can comply with the obligations set forth in the Deed of Issue.

“Eco-Efficiency KPI Verification Date” means December 31, 2025 (“Eco-Efficiency KPI Verification Date”), which will be the base date for the Company to comply with the MDS, as verified by the External Verifier. The consolidation of data and the issuance of the Annual ESG Report must take place by June 10, 2026, so that the Company can comply with the obligations set forth in the Deed of Issue, in compliance with the exclusions and calibrations provided for in the Framework disclosed by the Company on its investor relations website.

“External Verifier” means the specialized and independent company, with renowned recognition in the area of sustainability, appointed by the Company for the annual verification of the MDS as measured by the ICDS and disclosed in its Annual ESG Report.

“Annual ESG Report” means the report to be released annually by the Company, which includes its performance in relation to the MDS as measured by the ICDS and verified by the External Verifier.

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